Share Purchase Agreement

Dated as of August 29, 2006

By and Among

Anthony Frere, Geoffrey Rose, David Zelkha And Others

Nu Horizons Electronics Corp.

and

Nu Horizons Electronics Europe Limited

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS	1

SECTION1.1. Certain Definitions	1
SECTION1.2. Index of Other Defined Terms	8

ARTICLE 2 PURCHASE AND SALE OF SHARES	10

SECTION2.1. Purchase and Sale of the Shares	10
SECTION2.2. Purchase Price	10
SECTION2.3. Closing	10
SECTION2.4. Deliveries by Seller at Closing	11
SECTION2.5. Deliveries by the Buyer Parties at Closing	11
SECTION2.6. Deferred Purchase Price	11

ARTICLE 3 WARRANTIES	12

SECTION3.1. Organization and Qualification	12
SECTION3.2. Capitalization of the Company	12
SECTION3.3. Subsidiaries, Joint Ventures and Branches	13
SECTION3.4. Authority Relative to this Agreement	13
SECTION3.5. Consents and Approvals; No Violations	13
SECTION3.6. Financial Statements	14
SECTION3.7. Litigation	15
SECTION3.7. Litigation	15
SECTION3.8. Compliance with Applicable Law	15
SECTION3.9. Labour Matters	16
SECTION3.10. Taxes	20
SECTION3.11. Brokers	26
SECTION3.12. Material Contracts	26
SECTION3.13. Intellectual Property	28
SECTION3.14. Property	31
SECTION3.15. Environmental Compliance	34
SECTION3.16. Absence of Certain Changes	35
SECTION3.17. Insurance	37
SECTION3.18. Inventory and Debts	37
SECTION3.19. Assets of the Company	38
SECTION3.20. Absence of Undisclosed Liabilities	38
SECTION3.21 Product Warranties, Defects and Liabilities	38
SECTION3.22 Affiliate Transactions	39
SECTION3.23. Customers and Suppliers	39
SECTION3.24. Illegal Payments	40
SECTION3.25. Information Technology	40
SECTION3.26. Employee Plans	41
SECTION3.27. Books and Records; Possession	43
SECTION3.28. Insolvency.	43
SECTION3.29. Competition	45
SECTION3.30. Disclosure	45

ARTICLE 4 WARRANTIES OF BUYER PARTIES	45

SECTION4.1. Organization	45
SECTION4.2. Authority Relative to this Agreement.	46
SECTION4.3. Consents and Approvals; No Violations	46
SECTION4.4. Litigation	46

ARTICLE 5	47

UNDERTAKINGS	47

SECTION5.1. Further Assurance	47
SECTION5.2. Public Announcements	47
SECTION5.3. Use of Confidential Information; Non-competition; Non-solicitation	47
SECTION5.4. Expenses	50

ARTICLE 6	50

TAX MATTERS	50

SECTION6.2. Cooperation	50
SECTION6.3. Allocation of Taxes	51
SECTION6.3. Over Provisions and Reliefs	55
SECTION6.5. Third Party Claims	56

ARTICLE 7	60

SELLERS’ LIMITATIONS ON LIABILITY	60

SECTION7.1. Survival of Representations	60
SECTION7.2. Indemnification	60
SECTION7.3. Limitation on Indemnity	63
SECTION7.4. Exclusivity of Remedy, No Special Indirect, Punitive or Consequential Damages	64
SECTION7.5. Notice of Claims	65
SECTION7.5. Notice of Claims	65
SECTION8.1. Entire Agreement; Assignment, Amendments and Waivers	65
SECTION8.2. Validity	66
SECTION8.3. Notices	66
SECTION8.4. Governing Law; Forum Selection; Jurisdiction	67
SECTION8.5. Waiver of Jury Trial	68
SECTION8.6. Interpretation	69
SECTION8.7. Third Party Rights	70
SECTION8.9. Personal Liability	70
SECTION8.10. Specific Performance	70
SECTION8.11. Disclosure Generally	70
SECTION8.12. Authority of Buyer	70
SECTION8.13. Counterparts	71

SCHEDULES TO AGREEMENT

Schedule A	Sellers

Schedule 2.4	Sellers Closing Deliveries

Schedule 2.5	Buyer Closing Deliveries

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of August 29, 2006, by and among those persons whose names and addresses are set out in Schedule A (collectively, "Sellers"), Nu Horizons Electronics Corp., a Delaware corporation ("Buyer"), and Nu Horizons Electronics Europe Limited, a company registered in England and Wales with registered number 3507689 and a wholly-owned subsidiary of Buyer ("Acquisition Sub"; together with Buyer, the "Buyer Parties").

RECITALS

WHEREAS, DT Electronics Limited, a company registered in England and Wales with registered number 2181478 (the "Company"), is currently engaged in the distribution of high technology active and passive electronic components (the "Business");

WHEREAS, Sellers are the sole legal and beneficial owners of shares, of £1 each as set out in Schedule A (the "Shares"), of the Company's share capital, which Shares constitute all of the issued share capital of the Company;

WHEREAS, on the terms and subject to the conditions hereof, Sellers desire to sell to Acquisition Sub and Acquisition Sub desires to purchase from Sellers all of the Shares.

AGREEMENT

NOW THEREFORE in consideration of the premises and the warranties and agreements herein contained and intending to be legally bound hereby, Sellers, Acquisition Sub and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.1. Certain Definitions. The following terms, as used herein, have the following meanings:

“1st Deferred Purchase Price Period” means the twelve-month period ending March 31, 2007.

“2nd Deferred Purchase Price Period” means the twelve-month period ending March 31, 2008.

“3rd Deferred Purchase Price Period” means the twelve-month period ending March 31, 2009.

"Accounts Date" means 31 March 2006.

"Accounts Relief" means:

(a) any Relief which was taken into account in computing and so reducing or eliminating any provision for Tax (including any provision for deferred Tax) which appears in the Last Accounts (or which, but for such Relief, would have appeared in the Last Accounts); and

(b) any Relief to the extent that it was treated as an asset in the Last Accounts.

"Affiliate" means, in respect of any Person, a Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person; provided that in relation to Buyer the Company shall not be an Affiliate prior to the Closing.

"Applicable Law" means, with respect to any Person, any statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, code of practice or other requirement of any Governmental Authority of the United Kingdom or European Union (or, in relation to the Buyer, of the United States of America) applicable from time to time to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

"APAC orders" means orders, sourced through the Company, for supply to customers in the Asia Pacific region of products other than Atmel or Elec and Eltek products.

"Business Day" means a day (other than a Saturday) on which clearing banks in the City of London, England are open for the transaction of normal sterling business.

"Business Intellectual Property" means any patent, patent application (or renewal) and docketed invention, trademark, trade name, trademark or trade name registration or application (or renewal), copyright (including rights in computer software) or copyright registration or application (or renewal) for copyright registration, service mark, brand mark or brand name or any pending application (or renewal) related thereto, or any trade secret, proprietary know-how, programs or processes, logos, get-up, internet domain names, rights in designs, database rights, semi-conductor topography rights, utility models, or any similar rights relating to the Business, in each case whether registered or unregistered and including applications for registration, and all other rights or forms of protection having equivalent or similar effect anywhere in the world and each license or licensing agreement for any of the foregoing.

"Buyer's Relief" means any Relief which arises in respect of, by reference to or in consequence of or any period ending after the Accounts Date any Event occurring after the Accounts Date.

"Buyer's Solicitors" means Pinsent Masons of 1 Park Row, Leeds, LS1 5AB.

"CA 1985" means the Companies Act 1985 (as amended) in force in England and Wales.

“Claim for Tax” means:

(a) any claim, assessment, demand, notice, determination or other document issued or action taken by or on behalf of any Governmental Authority or any other person by virtue of which the Company is or may have a Liability for Tax; and/or

(b) any self assessment made by the Company in respect of any Liability for Tax which it considers that it is or may become liable to pay.

"Company Material Adverse Effect" means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects, is materially adverse to the Business; provided, however, that the foregoing definition excludes the effects of changes that are generally applicable to (i) the industries and markets in which the Business operates, (ii) the United Kingdom economy or securities markets.

"Contracts" means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, that relate to the Business and to which the Company is a party or is otherwise bound by on the Closing Date, including the Material Contracts.

"Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, obligations, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of solicitors, accountants, consultants and other agents, advisers or independent contractors incurred in connection with, or in investigating, preparing for and defending any thereof.

“EBIT” shall be an amount equal to the Company’s earnings before interest and taxes, including earnings generated due to the Buyer’s acquisition of the Company and excluding goodwill amortization, the effect of any dividends paid to Buyer and any allocated management charges from Buyer, to the extent consistent with Local GAAP and Past Practice. Earnings will include all earnings of the Company; provided that, to the extent the Company has provided design services or supported the supply of stock or fulfilment, whether through the provision of stock intra-group or on a normal after sales basis, earnings will include (i) 100% of the revenue from sales by the Buyer or Buyer Affiliates of stock supplied by Atmel and Elec & Eltek and (ii) in respect of fulfilment by the Buyer or any Buyer Affiliate of APAC orders, a percentage of revenue determined in accordance with the Buyer’s standard revenue sharing arrangement which percentage shall be not lower than 20% in the two years following Closing and 50% in the third year and beyond.

"EBIT 2006" means the EBIT of the Company for the twelve month period ending 31 March 2006.

"EBIT 2007/2008/2009" means the EBIT of the Company for the 1st, 2nd or 3rd Deferred Purchase Price Period as applicable.

"Employee Plan" means any bonus, share option, share purchase, incentive, deferred compensation, supplemental retirement, pension, severance and other similar fringe or employee benefit plan, program or arrangement and any current or former employment or executive compensation or severance agreement written or otherwise maintained or contributed to for the benefit of or relating to any employee of the Company, excluding former agreements under which the Company has no remaining obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction.

"Employment Agreements" means the employment agreements in the agreed form entered into between the Company and each of the Sellers as at the date of this Agreement.

"Environment" means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river or other aquatic sediment, plant, human or animal life, natural resources, workplace and real property and the physical buildings, structures, improvements and fixtures thereon.

"Environmental Laws" means all laws, rules, regulations and directives having the force of law; all judicial, administrative, and regulatory orders, judgments, decrees and common law relating to (a) the protection, investigation, remediation or restoration of the Environment, (b) the handling, use, storage, treatment, disposal, release or threatened release of any Hazardous Material, (c) noise, odour, pollution, contamination, species protection, land use or any injury or threat of injury to Persons or property or (d) the health and safety of Persons, but excluding any amendment or modification of Environmental Laws and any new Environmental Laws, in each case, introduced after the Closing Date.

"Environmental Liabilities" means all Damages incurred (a) to comply with, or by reason of the violation of, any Environmental Law; (b) to investigate, respond to, remediate or otherwise which result from the release or threatened release of a Hazardous Material; or (c) by reason of any harm to the Environment or any injury to person, property or the natural resources caused by or resulting from any environmental conditions present at, created by, or arising out of the current or former operations of the Company.

"Environmental Permits" means all or any permits, licenses, authorizations, consents, approvals, certificates, qualifications, including any conditions thereof required at any time under any Environmental Laws for the activities of the Company at any time or the occupation or use by the Company of any premises or the property in relation to the activities of the Company at any time.

"Equipment" means all plant, machinery, equipment, furniture, office equipment, computer equipment (including all hardware, software and software codes and other Information Technology) communications equipment, vehicles, spare and replacement parts and other tangible property and assets (and interests in any of the foregoing) of the Company used in connection with the Business and reflected on the balance sheet contained in the Financial Statements, together with all warranties and licenses issued to the Company in connection with the Equipment, and any claims, credits and rights of recovery with respect to the Equipment.

"Event" includes any event (including the death, winding up or dissolution of any person), act, failure, omission, transaction, arrangement or change in circumstances, whether or not the Company was a party thereto. For the avoidance of doubt, any reference to an Event which has occurred includes an Event deemed to have or treated as having or regarded as having occurred, as the case may be.

"Exchange Rate" means the rate of exchange between United States dollars and pounds sterling, being the rate at which pounds sterling may be bought and United States dollars sold, which is equal to the average of (i) 1.7659 and (ii) the exchange rate as quoted in the London edition of the Financial Times on the day immediately prior to the date of this Agreement.

"Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and, for the avoidance of doubt, including any such body having functions in relation to Tax.

"Hazardous Material" means any substance or material (whether in solid or liquid form or in the form of a gas or vapour): (a) the presence of which requires investigation or remediation under any Environmental Law; (b) that is defined as a "hazardous waste" or "hazardous substance" under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise capable of causing harm to the Environment and is regulated by any governmental authority having or asserting jurisdiction over each of the Company; or (d) that otherwise may subject the Company to liability under any Environmental Laws.

"ICTA" means the Income and Corporation Taxes Act 1988 as in force in England and Wales and as amended from time to time.

"Income Tax" means any federal, state, local, or foreign income, franchise, or similar tax imposed or measured based on income or profits, whether actual or deemed, and in each instance any interest, penalties or additions to tax attributable thereto including for the avoidance of doubt, United Kingdom corporation tax and any tax of a similar nature in any other jurisdiction.

"Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) under capital leases and (d) in the nature of guarantees of the obligations described in (a) through (c) above of any other Person.

"Information Technology" means all computer hardware, software, microprocessors, networks, firmware, peripherals, communication links, storage media, networking equipment and other information technology and communications equipment used in the operation of the IT systems of the Business.

"Interest Paid 2006/2007/2008/2009" means the interest paid or payable by the Company in respect of the relevant year to 31 March 2006, 2007, 2008 or 2009, as applicable.

"Inventory" means all items of inventory owned or maintained by the Company for or in connection with the Business, including all stock in trade, supplies, containers, packaging materials, raw materials, work-in-progress, finished goods and samples, and any claims, credits and rights of recovery in respect of such.

"Knowledge of Warrantors" means the actual knowledge of the individuals set forth on Section 1(a) of the Warrantors Disclosure Schedule, and shall be deemed to include a representation that such individuals have made all reasonable inquiries of any other individuals reasonably expected to have knowledge of the subject matter, including enquiries of Gerard Hewitt, Matthew Humphreys and Stephen Price.

"Last Accounts" means the audited balance sheet of the Company as at, and the audited profit and loss account of the Company for the accounting period ended, on the Accounts Date.

"Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

"Liability for Tax" means:

(a) any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make an actual payment or increased payment of or in respect of Tax whether or not such liability has been discharged prior to Closing;

(b) any liability (including a liability which is a primary liability of some other person and whether or not there is a right of recovery against another person) to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or Buyer's Relief; and

(c) the disallowance, loss, clawback, reduction, restriction or modification of any Accounts Relief.

"Lien" means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, hypothecation, restriction, encumbrance, right to acquire, right of pre-emption, option, conversion right, third party right or interest right of set off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any rights exercisable by or claims by third parties.

"Local GAAP" means all applicable laws and accounting conventions, standards, principles and practices generally accepted in the United Kingdom and all financial reporting standards, statements of standard accounting practice, interim statements, urgent issues task force abstracts, exposure drafts, technical releases and statements of recommended practice required to be used in the preparation of accounts which accounts are intended to show, when audited, a true and fair view as required by CA 1985.

"Past Practices" means accounting practices of the Company during the period from April 1, 2003 to Closing to the extent consistent with Local GAAP.

"Permitted Liens" means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the Financial Statements in accordance with Local GAAP; (ii) statutory Liens of landlords and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet due or being contested in good faith and for which adequate reserves are maintained on the Financial Statements in accordance with Local GAAP; (iii) Liens relating to deposits made in the ordinary course of business to secure the performance of leases, trade contracts or other similar agreements; and (iv)  Liens securing executory obligations under any Lease that constitutes an "operating lease" under Local GAAP.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity and includes a reference to that person's legal personal representatives and successors.

"Related Agreements" means the Employment Agreements and all other agreements, instruments or documents executed in connection herewith and therewith.

"Relevant Benefits" means any pension (including an annuity), lump sum, gratuity or other like benefit given or to be given on retirement or on death, or by virtue of a pension sharing order or provision, or in anticipation of retirement, or, in connection with past service, after retirement or death, or to be given on or in anticipation of or in connection with any change in the nature of the service of the employee in question. For the purpose of this definition "employee" includes (a) any officer of the company, any director of the company and any other person taking part in the management of the affairs of the company, and (b) a person who is to be or has been an employee; and the terms "service" and "retirement" are to be construed accordingly.

"Relief" includes any relief, allowance, deduction, exemption or set-off relevant to the computation of any Liability for Tax, any credit against Tax or any right to a repayment of Tax.

"Sellers' Solicitors" means Fladgate Fielder of 25 North Row, London W1K 6DJ.

"Subsidiary" has the meaning ascribed to it in section 736 CA 1985.

"Tax" or "Taxes" includes (without limitation):-

(a) capital gains tax, corporation tax, customs and excise duties, income tax (including PAYE), inheritance tax, insurance premium tax, national insurance contributions, stamp duty, stamp duty land tax, stamp duty reserve tax and VAT;

(b) all former and foreign taxes;

(c) all other levies, imposts, duties, charges or withholdings in the nature of taxes imposed by any person and any amount of tax which is the subject of or results in a charge, security or right to sell imposed by, or provided by statute to, a Governmental Authority over any of the assets of the Company;

(d) any payment which the Company may be or become bound to make to any person in respect of any tax or as a result of any enactment relating to any tax; and

(e) all interest, penalties, surcharges, fines and other charges relating to any of the above or to a failure to make any return, comply with any reporting requirements or supply any information in connection with any of the above and the cost of removing any charge or other encumbrance imposed by a Governmental Authority;

"Tax Return" means all notices, elections, accounts, computations, documentation, returns, reports, forms or other information required to be filed with respect to any Tax.

"Tax Warranties" means the warranties set out in Section 3.10 of this Agreement.

"Value Added Tax" or "VAT" means value added tax charged under VATA and any charge or tax similar to or replacing it.

"VATA" means the Value Added Tax Act 1994 as in force in England and Wales and as amended from time to time.

“Warranties” means the warranties given by the Warrantors set out in Article 3.

"Warrantors" means Anthony Frere, Geoffrey Rose and David Zelkha.

"Warrantors Disclosure Schedule" means the disclosure schedule in the agreed form (together with all documents annexed to it) with respect to this Agreement delivered by Sellers to the Buyer Parties immediately prior to Closing.

SECTION 1.2. Index of Other Defined Terms. In addition to those terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

"1st Deferred Purchase Price Payment Date"	2.6(a)
"2nd Deferred Purchase Price Payment Date"	2.6(b)
"Acquisition Sub"	Preamble
"Agreement"	Preamble
"Association"	8.4(b)
"Balance Sheet"	3.6(a)
"Business"	Recitals
"Buyer"	Preamble
"Buyer Material Adverse Effect"	4.1
"Buyer Parties"	Preamble
"Cap"	2.2(b)
"Claim"	7.2(a)
"Closing"	2.3
"Closing Date"	2.3
"Company"	Recitals

Defined Term	Section

"Company Permits"	3.8
"Confidential Information"	5.3(a)
"Financial Statements"	3.6(a)
"ICDR"	8.4(b)
"Initial Purchase Price"	2.2(a)
"Luso"	5.3(h)(ii)
"Management Accounts"	3.6(b)
"Material Contracts"	3.12(a)
"PAYE"	3.10(E)(i)
"Properties"	3.14(a)(i)
"Relevant Amount"	6.3(d)
"Sellers"	Preamble
"Shares"	Recitals
"Superior Lease"	3.14(c)
"Total Deferred Purchase Price"	2.2(b)
"Total Purchase Price"	2.2(b)

ARTICLE 2

PURCHASE AND SALE OF SHARES

SECTION 2.1. Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions of this Agreement and in reliance upon the warranties and agreements herein set forth, Acquisition Sub agrees to purchase from Sellers and Sellers agree to sell to Acquisition Sub all of the legal and beneficial interest in the Shares with all rights attached or accruing to them at closing.

(b) Sellers covenant to the Acquisition Sub that they have the right to transfer the whole of the legal and beneficial interest in and title to the Shares and the Sellers warrant to the Acquisition Sub that the Shares shall be sold free from all Liens.

(c) The Sellers covenant to the Acquisition Sub that the Acquisition Sub will on Closing be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends or other distributions or any return of capital declared, made or paid by the Company on or after the Closing Date.

(d) Part I of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purpose of this Agreement.

SECTION 2.2. Purchase Price.

(a) In consideration for the transfer of the Shares to Acquisition Sub, on the Closing Date, Buyer, on behalf of Acquisition Sub, shall pay the pounds sterling equivalent of US$5,500,000 calculated using the Exchange Rate (the "Initial Purchase Price"), which shall be paid by wire transfer as designated by Sellers in Section 2.2(a)(i) of the Warrantors Disclosure Schedule in immediately available funds; and

(b) Subject to the terms and conditions set forth in Section 2.6, as additional consideration for the Shares sold hereunder, Buyer, on behalf of Acquisition Sub, shall pay to Sellers a maximum of £2,548,276 (the “Cap”) paid in cash (the “Total Deferred Purchase Price” and, together with the Initial Purchase Price, the “Total Purchase Price”).

(c) The Total Purchase Price shall be divisible amongst the Sellers as set out in Schedule A and the Buyer will not be required to ensure that the sum transferred is applied in paying the Sellers in accordance with their respective entitlements.

SECTION 2.3. Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of the Buyer's Solicitors (or at such other place as may be mutually agreed by the parties hereto) on the date of this Agreement after signature and exchange of this Agreement (the "Closing Date").

SECTION 2.4. Deliveries by Sellers at Closing. At the Closing, Sellers shall deliver to Buyer on behalf of Acquisition Sub the items listed in Schedule 2.4 attached hereto. The Buyer is not obliged to complete unless each of the Sellers has fulfilled all of his or her obligations under this clause.

SECTION 2.5. Deliveries by the Buyer Parties at Closing. At the Closing, the Buyer Parties shall deliver to Sellers the items listed in Schedule 2.5 attached hereto.

SECTION 2.6. Deferred Purchase Price. The Buyer will pay to the Sellers the Total Deferred Purchase Price (subject always to the Cap) in three instalments consisting of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price, as follows:

a)
1st Deferred Purchase Price - The amount of the 1st Deferred Purchase Price will be the higher of £283,142 and an amount equal to: (i)(x) the EBIT 2007 minus (y) the EBIT 2006 (ii) minus the excess of (x) Interest Paid 2007 minus (y) Interest Paid 2006 (iii) multiplied by 4.

The resultant 1st Deferred Purchase Price amount will be paid in cash within 120 days following the end of the 1st Deferred Purchase Price Period (the “1st Deferred Purchase Price Payment Date”); provided, that the amount of the 1st Deferred Purchase Price in excess of £849,425 shall be paid on the one-year anniversary of the 1st Deferred Purchase Price Payment Date. If the 1st Deferred Purchase Price does not amount to £849,425, then the shortfall shall be the “First Deficit.”

b)
2nd Deferred Purchase Price - The amount of any 2nd Deferred Purchase Price will be the higher of £283,142 and an amount equal to: (i)(x) the EBIT 2008 minus (y) the EBIT 2007, (ii) minus the excess of (x) Interest Paid 2008 and (y) Interest Paid 2007 and (iii) multiplied by 3. In the event that the EBIT 2007 is less than the EBIT 2006, the amount of the 2nd Deferred Purchase Price will be calculated by subtracting from EBIT 2008 the amount of EBIT 2006.

The resultant 2nd Deferred Purchase Price amount will be paid in cash within 120 days following the end of the 2nd Deferred Purchase Price Period (the “2nd Deferred Purchase Price Payment Date”); provided that to the extent that the amount of the 2nd Deferred Purchase Price exceeds the sum of (a) £849,425; plus (b) the First Deficit, then the amount of such excess shall be paid on the one-year anniversary of the 2nd Deferred Purchase Price Payment Date. If the 2nd Deferred Purchase Price does not amount to £849,425 then the shortfall shall be the “Second Deficit.”

c)
3rd Deferred Purchase Price - The amount of any 3rd Deferred Purchase Price will be the higher of £283,142 and an amount equal to: (i)(x) the EBIT 2009 minus (y) the EBIT 2008, (ii) minus the excess of (x) Interest Paid 2009 and (y) Interest Paid 2008 and (iii) multiplied by 3. In the event that the EBIT 2008 is less than the EBIT 2007, the amount of the 3rd Deferred Purchase Price will be calculated by subtracting from EBIT 2009 the amount of EBIT 2007.

The resultant 3rd Deferred Purchase Price amount will be paid in cash within 120 days following the end of the 3rd Deferred Purchase Price Period. If the 3rd Deferred Purchase Price is sufficient to permit payment of the First Deficit (to the extent not already paid) and the Second Deficit without the Total Deferred Purchase Price exceeding the Cap then such sums shall also be paid at that time. In no event shall the Total Deferred Purchase Price exceed £2,548,276.

ARTICLE 3

WARRANTIES

Warrantors hereby jointly and severally warrant to the Buyer Parties:

SECTION 3.1. Organization and Qualification. The Company is a private company duly organized and validly existing under the laws of England and Wales and has all corporate power and authority to own, lease and operate its assets and to carry on its businesses as now being conducted. The particulars of the Company contained in Section 3.1 of the Warrantors Disclosure Schedule are true, accurate and not misleading. The Company is in good standing and qualified or licensed in each jurisdiction where the nature of the activities conducted by it or the character of the property or assets owned, leased or operated by it makes such qualification or licensing necessary. The Company has the necessary power and authority to operate its business as conducted at the date of this Agreement. Warrantors have heretofore delivered to Buyer (a) complete and correct copies of the Memorandum and Articles of Association, as currently in effect, of the Company; and (b) complete and correct copies of all resolutions passed or entered into which would be required to be forwarded to the UK registrar of companies pursuant to Section 380 of the CA 1985.

SECTION 3.2. Capitalization of the Company.

(a) The authorized share capital of the Company consists of 7,000 Ordinary shares and 1,000 class B Ordinary shares of £1 each, of which 7,000 Ordinary shares and 210 class B Ordinary shares are issued. The Shares constitute all of the issued share capital of the Company. All of the Shares have been duly authorized and validly allotted and issued in compliance with Applicable Law, are fully paid or credited as fully paid.

(b) There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for share or loan capital of the Company or any other commitments or agreements providing for the issuance, sale or transfer of share or loan capital of the Company or for the repurchase or redemption of share or loan capital of the Company. There are no agreements of any kind that obligate the Company to issue, purchase, redeem or otherwise acquire any of its share or loan capital.

(c) All of the Shares are owned legally and beneficially by the Sellers. There is no Lien on, over or affecting any of the Shares or any unissued shares, debentures or other securities of the Company. Upon consummation of the transactions contemplated hereby, the Shares will be transferred to Acquisition Sub free and clear of all Liens.

SECTION 3.3. Subsidiaries, Joint Ventures and Branches.

(a) The Company does not have and never has had any Subsidiaries. The Company does not hold any legal or beneficial interest in and is not a member of any Corporation, partnership, joint venture or other unincorporated association or other entity, whether in the United Kingdom or otherwise and is not party to any agreement to become a member of the same. If and to the extent the foregoing warranty is not accurate, the warranties in this Section 3 will be deemed repeated mutatis mutandis in respect of such interest.

(b) The Company has no liability as a former member, officer or shadow director of any person nor are there any circumstances in which such liability could arise.

(c) No person is or has been a shadow director of the Company within the meaning of section 741(2) of the CA 1985.

(d) The Company has no branches or representative offices save as referred to in Section 3.1 of the Warrantors Disclosure Schedule and carries on all its business under its corporate name.

SECTION 3.4. Authority Relative to this Agreement. The Sellers have the legal capacity to execute, deliver and perform their obligations under this Agreement and each document to be executed by the Sellers individually or together at or before Closing in accordance with this Agreement and such execution, delivery, performance and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Sellers. This Agreement when executed, will constitute a legal, valid and binding agreement of each of the Sellers enforceable against them in accordance with its terms.

SECTION 3.5. Consents and Approvals; No Violations.

(a) Except as set forth in Section 3.5(a) of the Warrantors Disclosure Schedule, no filing with or notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the execution, delivery and performance of this Agreement or any Related Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the constitutional documents of the Company, (ii) except as set forth in Section 3.5(b) of the Warrantors Disclosure Schedule, result in a violation or breach of conflict with or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract to which the Company is a party or by which the Company may be bound, (iii) violate any Applicable Law binding on or applicable to the Company or (iv) result in the loss of the benefits of any Company Permit.

SECTION 3.6. Financial Statements.

(a) Copies of the (i) balance sheet dated March 31, 2006 (the "Balance Sheet") and profit and loss account for the Company for the years ended March 31, 2006 and 2005, audited by an independent, registered public accounting firm together with the notes and directors' report and auditors' report and all other documents or statements annexed thereto or incorporated therein, have been provided to Buyer and are set forth in Schedule 3.6(a) (collectively, the “Financial Statements”) (the "date of the Financial Statements" being taken to mean March 31, 2006).

(b) A copy of the profit and loss account for the Company for the period ended June 30, 2006 has been provided by Buyer and is set forth in Schedule 3.6(b) (the “Management Accounts”) (the "date of the Management Accounts" being taken to mean June 30, 2006).

(c) The Financial Statements (i) are complete, (ii) were prepared in conformity with Local GAAP applied on a consistent basis, (iii) subject to clause (ii), in accordance with Past Practice, (iv) give a true and fair view of the financial position and results of operations of the Company, as of the dates thereof and for the periods then ended as referred to therein, and (v) have been audited in accordance with the CA 1985.

(d) Other than to the extent disclosed or reserved for in the Balance Sheet, or otherwise disclosed in the Warrantors Disclosure Schedule, the Company has no Liabilities, commitments or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown, asserted, unasserted or otherwise, and whether due or to become due) except Liabilities, commitments and obligations incurred in the ordinary course of business since the date of the Financial Statements.

(e) The books of account and other financial records of the Company are up to date, complete and accurate, are in the Company's possession or under its control and contain all matters required to be entered in them by the CA 1985, Local GAAP and other relevant legislation.

(f) The Company's accounting reference date is set out in the Warrantors Disclosure Schedule and has not at any time been any other date.

(g) The Company's profits or loss as shown by the accounts and by the Company's audited profit and loss account for the previous three financial periods delivered to the Buyer and the trend of profits thereby indicated have not (save as disclosed in such accounts) been affected by changes or inconsistencies in Local GAAP, by the inclusion of non-recurring items of expenditure or income, by transactions of an unusual nature or entered into otherwise than on normal commercial terms or by any other factors rendering the Company's profits or loss for all or any part of such periods unusually high or low.

SECTION 3.6.1 Management Accounts.

The Management Accounts:

(a) have been prepared on a basis consistent with the Financial Statements as regards bases and policies of accounting;

(b) except as disclosed on Schedule 3.6.1(b), have been prepared in accordance with GAAP;

(c) give a fair view of the profits of the Company for the period from April 1, 2006 to June 30, 2006; and

(d) are not affected by an extraordinary, exceptional or non-recurring item.

SECTION 3.7. Litigation.

(a) Except as disclosed in Section 3.7(a) of the Warrantors Disclosure Schedule, there is, and has been during the 2 years preceding the date of this Agreement, no suit, claim, action, proceeding or investigation pending or, to the Knowledge of Warrantors, threatened (a) by or against the Company or any director of the Company or any person for whose acts or defaults the Company may be vicariously liable or any of its assets or (b) by or against any of the Sellers and affecting the Business before any Governmental Authority in which the amount of damages asserted exceeds £25,000 and to the Knowledge of Warrantors there is no matter or fact in existence which might give rise to the same.

(b) The Company has not given any undertaking to any court or to any third party arising out of any legal proceedings and there is no order, judgment, injunction, decree or arbitral award of any Governmental Authority outstanding against the Company or any of its property or assets.

(c) There are no claims or applications pending or threatened in respect of rectification of the shareholders' register of the Company pursuant to Section 359 CA 1985.

SECTION 3.8. Compliance with Applicable Law.

Except as set forth in Section 3.8 of the Warrantors Disclosure Schedule, the Company holds all permits, licenses, variances, exemptions, orders, approvals, certificates, consents, filing of notifications, reports and assessments, registration or authorization necessary for the lawful conduct of the Business, its ownership, use, possession or occupation of any asset or the performance of this Agreement (the "Company Permits") required for the proper carrying on of its business in the United Kingdom and each Company Permit is valid, in force unconditional or subject only to a condition that has been fulfilled and under which no further action is required. Except as set forth in Section 3.8 of the Warrantors Disclosure Schedule, (a) there has been no violation of or default with respect to any Applicable Law or the memorandum and articles of association relating to the Company, or the operation of the Business, nor, to the Knowledge of Warrantors, is there any threatened claim of such violation or default which has or could have an adverse effect on the assets of the Company or the Business, (including any investigation) or any basis therefore and (b) the Business has been conducted in compliance with all Applicable Laws.

SECTION 3.9. Labour Matters.

Employees

(a) The employees listed in Section 3.9(a) of the Warrantors Disclosure Schedule were all employed or had been offered employment by the Company as at Closing and, other than such employees, no person is an employee of the Company, and, except as disclosed in Section 3.9(a) of the Warrantors Disclosure Schedule:

(i) the Company has no subsisting Contracts with any apprentices, trainees, consultants, sub-contractors, non-executive directors, secondees, night workers (for the purpose of the Working Time Regulations 1998) volunteers or persons who personally perform work for the Company (except for any such Contract that provides for a payment by the Company of less than ₤3,500 per annum); and

(ii) no person is currently engaged by the Company under a contract for services or as a worker or contract worker provided by an agency (except for any such Contract that provides for a payment by the Company of less than ₤3,500 per annum).

(b) Except as disclosed in Section 3.9(b) of the Warrantors Disclosure Schedule, each employee is employed by the Company exclusively in the business of the Company.

(c) Other than David Zelkha, and except as disclosed in Section 3.9(c) of the Warrantors Disclosure Schedule, each employee works on a full time basis.

(d) The Company has maintained current and adequate records in relation to its employees and workers including, without limitation, records relating to statutory sick pay, statutory maternity pay, disciplinary matters, grievances, health and safety, working time and parental leave.

(e) Except as disclosed in Section 3.9(e) of the Warrantors Disclosure Schedule, there are no directors, officers or employees of the Company who are or who have notified the Company that they will be absent for one month or more on secondment or other leaves of absence including sick leave (other than normal holidays, maternity, paternity or adoption leave).

(f) The Company has not within the period of 12 months preceding the date of this Agreement:-

(i) been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 for the purpose of any transfers of undertakings taking place before 6 April 2006, and in the Transfer of Undertakings (Protection of Employment) Regulations 2006 for the purpose of any transfers or service provision changes taking place on or after 6 April 2006;

(ii) failed to comply with any duty to inform and consult any appropriate representative arising under either of the said Regulations.

Terms and Conditions

(g) Copies of the contracts of employment (or standard terms) staff handbooks, policies and procedures (including, without limitation, any disciplinary or grievance policy and procedure and any equal opportunities policies and procedures) which apply to the employees listed in Section 3.9(a) of the Warrantors Disclosure Schedule are attached to the Warrantors Disclosure Schedule, all of which are true, complete and accurate. The Warrantors warrant that other than such documents and Employee Plans there are no other terms and conditions of employment or engagement applicable to such listed persons with respect to their current employment by the Company.

(h) Except as disclosed in Section 3.9(h) of the Warrantors Disclosure Schedule, the Company has or within the last 3 years has had no profit-sharing, share option or share incentive schemes or other Employee Plans in relation to any director, employee or worker or former director, employee or worker or any person associated with it. No obligations or liabilities under or in relation to any such share option or share incentive schemes (but excluding obligations or liabilities under or in relation to any other Employee Plan) shall remain with the Company after the Closing Date.

Termination

(i) The contract of employment of each of the employees can be terminated without the payment of damages or compensation (other than that payable under statute) by giving three months' notice or less.

(j) No employee will be entitled as a result of or in connection with any change of control of the Company or as a result of this Agreement:

(k) to terminate his employment with the Company; or

(l) to treat himself as being dismissed on the ground of redundancy or otherwise released from any obligation to the Company.

(m) no employee of the Company has given/received written notice of his or her intention to resign/dismissal prior to the Closing Date or within twelve (12) months thereafter or, to the Knowledge of Warrantors, is intending to do so.

Changes in Remuneration

(n) The aggregate level of remuneration payable to Employees has not increased by more than 5% per cent within the last 12 months.

(o) The Company is not obliged to increase the remuneration payable to any employee on an annual basis.

(p) The Company has not within the last 12 months (i) increased or offered to increase the remuneration or benefits of any employee, or (ii) offered or sought to alter any of the terms and conditions of employment of any employee.

(q) the Company is not a party to any written or oral agreement, or arrangement imposing a legal obligation on it to, following Closing, to make any bonus or incentive payments or any benefits of any kind or any other payments to or on behalf of, any of its former or present officers or employees other than in accordance with annual pay reviews.

Accrued and Potential Liabilities

(r) There is no liability, outstanding or contingent or anticipated, to any present or former employee or worker other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses.

(s) No present or former employee or worker or any applicant for any role in the Company has issued or threatened to issue proceedings against the Company arising out of an act or omission by the Company on or before the date of this Agreement and to the Knowledge of the Warrantors there are no facts or circumstances that might give rise to the same.

(t) So far as the Company is aware, none of the employees is in breach of his contract of employment or any other obligation or duty he owes to the Company.

(u) No employee has any current disciplinary sanction in force against him or is the subject of any current disciplinary investigation or procedure (whether under the Company's disciplinary policy, the Employment Act 2002 (Dispute Resolution) Regulations or otherwise), and no employee has brought a grievance or otherwise raised a complaint against the Company or any of its employees, officers or workers within the last 2 years (whether under the Company's grievance policy, the Employment Act 2002 (Dispute Resolution) Regulations 2004 or otherwise).

(v) There are no past, current, pending or, to the Knowledge of Warrantors, threatened facts which might give rise to any charges, applications, claims, complaints, petitions or written grievances before any Governmental Authority or otherwise relating to or predicated upon a violation of Applicable Law regarding employment, employment practices, consultation and terms and conditions of employment, including charges of unfair labour practices, unlawful discharge, unfair dismissal, discrimination, harassment or hostile work environment, or failure to consult which applications, claims, charges, applications, claims, complaints, petitions or grievances have had or could have, individually or in the aggregate, a Company Material Adverse Effect, nor to the Knowledge of Warrantors, is there any basis for any such charges, applications, claims, complaints, petitions or grievances..

(w) No present or former employee or worker has at the Closing Date any:

(i)	accrued rights to holiday pay or to pay in lieu of holidays;

(ii)	advance or has received any financial assistance from the Company;

(iii)	outstanding claim under any PHI or medical expenses insurance scheme provided by the Company;

(iv)	right now:-

A. to return to work (whether for reasons connected with maternity, paternity, adoption or parental leave or absence by reason of illness or incapacity, secondment or otherwise;

B. to be reinstated or re-engaged by the Company; or

C. to any other compensation.

(v)
To the Knowledge of Warrantors, none of the employees is suffering from or has suffered from within the last 12 months any medical or other condition which impairs or might impair his or her ability to continue to perform their employment duties and/or which require or might require any arrangement or adjustment within the workplace.

(x) No arrangements or adjustments have been made, nor to the Knowledge of Warrantors, need or will need to be made by virtue of the provisions of the Disability Discrimination Act 1995 to any of the Employees.

(y) No employee has at any time in the last six months exercised a right to request a contract variation under section 80F of the Employment Rights Act 1996.

Restrictive Covenants

(z) So far as the Warrantors are aware, no employee is currently bound by a restrictive covenant entered into with a former employee or any other business or undertaking.

(aa) No person who was a senior employee of the Company and who has left its employment in the last 12 months is currently bound by a restrictive covenant containing non-compete, non-disclosure and/or non-solicitation provisions which on the face of it is enforceable by the Company.

Trade Unions, representation, collective issues and disputes

(bb) Except as disclosed in Section 3.9(bb) of the Warrantors Disclosure Schedule, the Company is not a party to any collective bargaining agreement or other trade union works council or employee representative body contract applicable to persons employed by the Company. To the Knowledge of Warrantors, no activities or proceedings of any trade union to organize any employees of the Company have occurred and no valid requests for union or works council or other employee representative body recognition have been received nor has the Company done any act that might be construed as recognition. The Company is not involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organization or works council or body of employees, and there are no circumstances likely to give rise to any such dispute.

(cc) The Company has not within the period of 12 months preceding the date of this Agreement:

(i) given notice of any redundancies to the Secretary of State or

(ii) started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, nor has the Company failed to comply with such obligation under that Part.

Training

(dd) The Company does not have and never has had any training scheme, arrangement or proposal in respect of which a levy is currently (or may as a result of Closing become) payable by the Company under the Industrial Training Act 1982.

Asylum and Immigration

(ee) All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom under the Asylum and Immigration Act 1996.

SECTION 3.10. Taxes. Except as set forth in Section 3.10 of the Warrantors Disclosure Schedule:

(a) General and Compliance Matters

(i) The Company has within the relevant time limits correctly filed all Tax Returns that it was required to file under Applicable Law. All such Tax Returns were when provided, correct, accurate and complete in all material respects and are not the subject of any material dispute nor, to the Knowledge of Warrantors, are likely to become the subject of any material dispute with any Governmental Authority. All Taxes which have fallen due for payment by the Company within the last six years (whether or not shown on any Tax Return and including Tax payable in instalments) have been paid in full on the due date therefore. The Company is not currently the beneficiary of any extension of time within which to file any such Tax Return. There are no Liens on the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has created and preserved all records required to be preserved under Applicable Law and to the Knowledge of the Warrantors all such records remain true, complete and accurate. In particular, without limitation, the Company has sufficient records to enable it to calculate any present, or so far as is reasonably possible, future liability to Tax of the Company or its entitlement to any deduction, relief or repayment of Tax. All Tax Returns made by the Company have been agreed with the appropriate Governmental Authority. The Company has not within the past six (6) years paid or become liable to pay, nor to the Knowledge of the Warrantors are there any circumstances by reason of which the Company is likely to become liable to pay, any penalty, fine, surcharge or interest in relation to a pre-Closing Liability for Tax. All material or unusual arrangements, permissions, dispensations, concessions, agreements or undertakings relating to Taxes between the Company and any Governmental Authority have been disclosed in the Warrantors Disclosure Schedule and no such arrangement disclosed in the Warrantors Disclosure Schedule is to the Knowledge of Warrantors liable to be withdrawn for any reason. The Company has not taken any action which has had or might have the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously negotiated with any taxation authority and the Warrantors Disclosure Schedule contains details of such arrangements or agreements.

(ii) All clearances and rulings obtained by the Company have been properly obtained and all information supplied to any relevant Governmental Authority in connection with such clearances was complete and accurate in all respects and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefore and the application on which the clearance was based.

(iii) The Company has properly withheld and within the relevant time limits paid or accounted for all Taxes required to have been withheld and paid or accounted for.

(iv) There is no dispute, audit, investigation, proceeding or claim concerning any Tax Liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) to the Knowledge of the Warrantors, threatened based upon contact with any such Governmental Authority. The Company has not waived any Statute of Limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement and, to the Knowledge of Warrantors, is not nor will it become liable to pay or make reimbursement or indemnity in respect of any Tax arising in respect of income or events prior to Closing for which it is not primarily liable in consequence of the failure by any other person (other than Buyer, a company connected with the Buyer, or the Company) to discharge that Tax.

(vi) The Company has not within the past six years suffered any investigation audit or visit by any other taxation or excise authority and the Company has not received notice that any such investigation will be instituted.

(vii) The Company has made and submitted each claim, disclaimer, election, notice and consent assumed to have been made for the purposes of the Financial Statements.

(viii) The Company has not and will not become liable to pay or make reimbursement or indemnity in respect of any taxation for which it is not primarily liable in consequence of the failure by (1) any person connected with the Sellers or (2) to the Knowledge of Warrantors, any other person (other than, in either case, a member of the Buyer's Group or the Company after Closing) to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstances arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.

(ix) The Company is a close company as defined in section 414 ICTA but it:

(A) is not and has never been a close investment holding company for the purposes of Section 13A of ICTA; and

(B) has not made any loan to a participator or any associate for the purposes of Section 419 of ICTA or provided any payment or benefit to a participant which has or could be treated as a distribution for the purposes of Section 418 of ICTA.

(b) Deductibility

(i) The Company has no securities (within the meaning of Part VI ICTA) in issue where any interest or other distribution out of assets in respect of such securities is either not deductible or is deductible other than on the same basis as such payments are recognized in the accounts of the Company and the Company has not agreed to issue any such securities.

(ii) All rents, annual payments and other sums of a material amount and of an income nature paid since March 31, 2006 and payable by the Company prior to Closing (other than entertainment expenditure or other categories of expenditure incurred in the ordinary course of trade that are not generally deductible for tax purposes) are wholly allowable as deductions or charges in computing income for the purposes of Income Tax.

(c) US Tax Warranties

The Company is not, and has not at any time been, required to file Tax Returns in the United States.

(d) Value Added Tax

(i) Registration. The Company is duly registered for the purposes of Value Added Tax with quarterly prescribed accounting periods and such registration is not subject to any conditions imposed by or agreed with any Governmental Authority and the Company is not (nor, to the Knowledge of Warrantors, are there any circumstances by virtue of which any of them may become) under a duty to make payments other than on a quarterly basis.

(ii) VAT group. The Company is not, nor has it been treated for Value Added Tax purposes as, a member of any group of companies.

(iii) Security. The Company has not at any time been required to give security in respect of Value Added Tax.

(iv) The Company is not nor was it partially exempt in its current or preceding value added tax year and to the Knowledge of Warrantors there are no circumstances by reason of which the Company might not be entitled to credit for all Value Added Tax chargeable on supplies received and imports and acquisitions made (or agreed or deemed to be received or made) by it in its current or preceding value added tax year.

(v) No direction has been or could have been made to the Company under paragraph 1 of Schedule 6 or paragraph 1 of Schedule 7 to VATA.

(vi) The Warrantors Disclosure Schedule sets out full and accurate particulars of all assets held by the Company which are capital items for the purposes of Part XV of the Value Added Taxes Regulations 1995 (SI 1995/2518) and of all adjustments that have arisen under that Part XV.

(vii) The Company has not been given any penalty liability notice within Section 64 VATA, any surcharge liability notice within Section 59 or 59A VATA or any written warning within Section 76(2) VATA.

(e) PAYE

(i) The Company has operated properly the United Kingdom Pay As You Earn and complied with all of its obligations in respect of National Insurance and all similar systems in any jurisdiction which applied to the Company ("PAYE") making all deductions and accounting within the correct time limits for all sums in respect of all payments (including notional payments) to, or treated as made to, employees and directors (including ex-employees and former directors of them) and has accounted within the correct time limits to the relevant Governmental Authority for all Tax so deducted or required to be accounted for and all Tax chargeable on benefits provided to employees or directors (including former employees or directors) of the Company or others and all returns required and regulations made thereunder have been made within the correct time limits and were at the time of submission (and to the Knowledge of Warrantors remain) accurate and complete in all material respects and the Company has not been subject to a PAYE audit in the last two (2) years.

(ii) The Company is not under an obligation to pay nor has it since March 31, 2006 paid or agreed to pay any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of Income Tax.

(iii) The Warrantors Disclosure Schedule sets out details of all current dispensations or notices granted by any Governmental Authority to the Company.

(iv) No employee or director or former employee or director of the Company or any person associated with any of them holds or has within the last 3 years held any shares or securities or options over or interests in any shares or securities of the Company and the Company could not be liable after Closing to pay national insurance contributions or account for income tax or national insurance under PAYE in respect of, or the consequence of, any event occurring in relation to, any such shares, securities, options or interests.

(f) Groups of Companies

(i) The Company is not and has never been a member of a group of companies for any Tax purpose.

(g) Overseas Interests

Residence. The Company is, and, to the Knowledge of Warrantors, has throughout the past seven years been, resident for Income Tax purposes in the jurisdiction in which it is incorporated and has not been treated as resident or subject to Income Tax in any other jurisdiction. The Company has no branch, agency or permanent establishment outside the jurisdiction in which it is incorporated.

(h) Anti-Avoidance

(i) No transactions or arrangements involving the Company or any connected company have taken place or are in existence which are such that any transfer pricing legislation have been or could be applied to them.

(ii) The Company has not been a party to any transaction the main purpose of which, or one of the main purposes of which was the avoidance of any tax or duty or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise.

(i) Stamp Duty and Stamp Duty Reserve Tax

(i) All documents in the enforcement of which the Company may be interested have been submitted for adjudication (where desirable) and duly stamped in the United Kingdom or elsewhere where any such document attracts duty and no such document has not been stamped by reason of it being executed and retained abroad.

(ii) There has been no conditional agreement within section 87(1) Finance Act 1986 of the United Kingdom which could lead to the Company incurring a liability to stamp duty reserve tax or becoming so accountable.

(iii) No relief from stamp duty or stamp duty land tax previously granted will or may be withdrawn on or in connection with the sale of the Company pursuant to this Agreement.

(iv) The Company has not since 1 December 2003:

(A) entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

(B) entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or

(C) applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.

(j) Loan relationships and derivative contracts

(i) All debits and credits in respect of the Company's loan relationships, within the meaning of Chapter II of Part IV of the Finance Act 1996 of the United Kingdom or derivative contracts, within the meaning of Paragraph 2 Schedule 26 of the Finance Act 2002 of the United Kingdom, are capable of being brought into account by the Company as debits or credits for the purposes of Chapter II Part IV Finance Act 1996 or Schedule 26 Finance Act 2002 (as the case may be) as and to the extent that they are from time to time recognized in the Company's statutory accounts (assuming that the accounting policies and methods adopted for the purpose of the accounts continue to be so adopted).

(ii) In respect of every loan relationship (as defined by Section 81 of the Finance Act 1996 of the United Kingdom) to which the Company is or has been a party, the Company has used in its statutory accounts an accruals basis of accounting which is an authorized accounting method for the purposes of Chapter II of Part IV of CA 1985 and has used that method consistently and without variation for all relevant accounting periods.

(iii) Profits and losses on all qualifying contracts (as defined for the purposes of Chapter II of Part IV of the Finance Act 1994) and derivative contracts (as defined in Finance Act 2002 of the United Kingdom, Schedule 26, paragraph 2) which are or have at any time been held by the Company are and have at all times been computed on an accruals basis of accounting which satisfies the requirements of section 156 of the Finance Act 1994 and that Schedule 26.

(k) Inheritance Tax

Neither the assets nor the shares of the Company are or may be subject to any charge by virtue of section 237 Inheritance Tax Act 1984, no person has or may have the power under section 212 Inheritance Tax Act 1984 to raise inheritance tax by sale or mortgage of, or a terminable charge on, any of the Company's assets or shares and the Company has not made any transfer of value to which Part IV Inheritance Tax Act 1984 might apply.

(l) Intangible Assets

All debits and credits in respect of the Company's intangible fixed assets (as defined in paragraph 3 Schedule 29 Finance Act 2002 and to which that Schedule applies) are brought into account by the Company as debits or credits (as the case may be) for the purpose of Schedule 29 Finance Act 2002 at the time and to the extent that such debits and credits are recognized in the statutory accounts of the Company.

SECTION 3.11. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Related Agreements.

SECTION 3.12. Material Contracts.

(a) Section 3.12 of the Warrantors Disclosure Schedule lists all Contracts described in clauses (i) through (xvii) below to which the Company is a party or is otherwise bound and which have not, as of the date hereof, been terminated or fully performed ("Material Contracts"). A true, correct and complete copy of each such Material Contract has been made available to Buyer:

(i) any Contracts providing for a commitment of employment or consultation services requiring payments in any one year in excess of £50,000;

(ii) any Contracts with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company to engage in any business activity or compete with any Person other than by reason of confidentiality;

(iii) any Contracts relating to any Indebtedness of the Company or under which any Lien (other than Permitted Liens) has been imposed on any asset of the Company;

(iv) any Contracts providing for (i) the future disposition or acquisition of any assets or properties of the Business, other than dispositions or acquisitions of Inventory in the ordinary course of business, and (ii) any merger or other business combination;

(v) any Employee Plans for the benefit of any of the directors, officers or employees of the Company including, but not limited to, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, pension, retirement, executed compensation, severance or other plan or arrangement;

(vi) any Contract under which the Company has loaned or advanced or is committed to advance or loan money to its Affiliates, directors, officers, employees or any connected person of any of them;

(vii) any Contract between or among the Company and any of its Affiliates which is not of an entirely arm's length nature;

(viii) any Contract for the lease of personal property to or from any Person;

(ix) any Contract (other than this Agreement) that limits or contains restrictions on the ability of the Company to incur or suffer to exist any Lien (other than in respect of the Company's rights under such Contract), to purchase or sell any assets, to change the lines of business in which it participates or engages or to engage in any merger or other business combination;

(x) any other Contracts (excluding warranty obligations of the Company) that (A) involve the payment, pursuant to the terms of any such Contract, (1) by the Company of more than £25,000 annually or (2) to the Company of more than £100,000 annually and (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any cost or penalty to the Company;

(xi) any Contract concerning the issuance of a permit, franchise or license which is material to the Business requiring an annual payment of £25,000 Sterling or more in fees, royalties or otherwise by the Company;

(xii) any Contract the particulars of which are required to be furnished to any competition or regulatory authority and any undertaking that has been given or order made pursuant to any competition legislation or in response to any request for information or statement of objection from any Governmental Authority;

(xiii) any bid, tender, proposal or offer which, if accepted, will result in the Company becoming a party to any agreement or arrangement which would fall within this Section 3.12(a);

(xiv) any Contracts pursuant to which the Company has guaranteed, indemnified or given surety for the performance or payment of any obligation of any Person (other than Contracts relating to Indebtedness) or pursuant to which another person has guaranteed, indemnified or given surety for the performance or payment of any obligation of the Company (other than Contracts relating to Indebtedness);

(xv) any Contracts not otherwise described in any of clauses (i) through (xiv) above that were not made in the ordinary course of business and at arm's length or different from the Company's standard terms of business;

(xvi) any Contract not otherwise described in any of clauses (i) through (xv) above under which the consequences of a default or termination could have a Company Material Adverse Effect; and

(xvii) any amendment to any of the Contracts described in this Section 3.12.

(b) Except as disclosed in Section 3.12(b) of the Warrantors Disclosure Schedule, (i) each Material Contract is legal, valid, binding and enforceable by and against the Company in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors' rights, or by general equity principles, and is in full force and effect on the date hereof; (ii) such Material Contracts are fully performable by the Company in accordance with their terms. The Company has performed all material obligations required to be performed by it to date under each such Material Contract, and is not in material default under any such Material Contract; (iii) no event has occurred which, with due notice or lapse of time or both, would constitute a material default of any such Material Contract; and (iv) to the Knowledge of Warrantors, no other party to any such Material Contract is in default of any Material Contract, and no event has occurred which, with due notice of lapse of time or both, would constitute such a default; and (vi) otherwise there are no grounds for the termination, rescission, avoidance, repudiation or worsening of terms or cancellation of such Material Contract.

(c) The Company is not nor has been within the past three years a party to, or subject to, any contract, arrangement, obligation or liability which:-

(i)	is onerous (i.e. cannot readily be performed by the Company on time or without undue or unusual expenditure of money, effort or personnel;

(ii)	is loss making;

(iii)	is likely to involve aggregate sales values which will represent in excess of ten per cent of turnover for the preceding financial year of the Company;

(iv)	involves obligations or liabilities which by reason of their magnitude or nature ought reasonably to be disclosed or made known to the Buyer; or

(v)
has been registered under the RTPA, notified to the Commission of the European Communities under Article 81 of the Treaty of Rome or the EFTA Surveillance Authority under Article 53 of the Agreement on the European Economic Area (or for which application for negative clearance under such articles has been made).

SECTION 3.13. Intellectual Property.

(a) The Company owns or possesses adequate licenses or other valid rights to use all existing material Business Intellectual Property;

(b) Except as disclosed by the documents in Section 3.13(b) of the Warrantors Disclosure Schedule;

(i) the validity of the owned Business Intellectual Property and the title thereto of the Company is not being questioned or threatened in any litigation, arbitration or proceeding to which the Company is a party;

(ii) to the Knowledge of Warrantors, the conduct of the Business has not infringed upon and does not infringe upon, misappropriate, conflict or interfere with any valid patents, trademarks, trade names, service marks, copyrights or intellectual property rights of any other Person;

(iii) the Company has not received any claim, charge, complaint or notice alleging any such interference, infringement, misappropriation, conflict or violation with respect to such Business Intellectual Property, including any claim that the Company must license or refrain from using such rights of a third party to the Knowledge of Warrantors there are no circumstances likely to give rise to the same;

(iv) the consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Business Intellectual Property;

(v) to the Knowledge of Warrantors, no third party is interfering with, infringing upon, or misappropriating the Business Intellectual Property;

(vi) the Company has not taken or threatened any action against a third party in respect of the Business Intellectual Property including in respect of any application for any intellectual property registrations and there are no matters which might give rise to such action.

(c) Section 3.13(c) of the Warrantors Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to the Business Intellectual Property, identifies each pending patent application or application for trade mark or other Business Intellectual Property registration which has been made by the Company with respect to the Business Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of the Business Intellectual Property (together with any exceptions). Warrantors have caused to be delivered to Buyer true, correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3.13(c) of the Warrantors Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in the conduct of the Business. With respect to Business Intellectual Property required to be identified in Section 3.13(c) of the Warrantors Disclosure Schedule and except as disclosed in Section 3.13(c) of the Warrantors Disclosure Schedule:

(i) the Company possesses all right, title and interest in and to the right free and clear of any Lien;

(ii) the right is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, undertaking, agreement or arrangement which restricts disclosure, use or assignment;

(iii) no action is pending nor, to the Knowledge of Warrantors, is threatened or expected which challenges the legality, validity, enforceability, use or ownership of the right, nor, to the Knowledge of Warrantors, is there any basis for such action;

(iv) the Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to such right.

(d) Section 3.13(d) of the Warrantors Disclosure Schedule identifies each Business Intellectual Property that any third party owns which the Company uses in connection with the Business pursuant to an existing Contract. Warrantors have caused to be delivered to Buyer true, correct and complete copies of all such Contracts (as amended through the date hereof) where written or an accurate summary of the main terms and conditions if unwritten. With respect to each such Business Intellectual Property required to be so identified in Section 3.13(d) of the Warrantors Disclosure Schedule:

(i) the Contract covering the right is legal, valid, binding and enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally, and is in full force and effect;

(ii) subject to obtaining any required third party consents, the Contracts covering the rights will be enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) neither the Company nor, to the Knowledge of Warrantors, any other party to the Contract is in breach or default and, to the Knowledge of Warrantors, no event has occurred which with notice or lapse of time or both would constitute a breach or default or permit termination, modification, or acceleration hereunder;

(iv) to the Knowledge of Warrantors, no party to the Contract has repudiated any provision thereof.

(e) No employee of the Company or other person has claimed or, to the Knowledge of Warrantors, is entitled to claim or is entitled to claim any ownership or payment in respect of any Business Intellectual Property.

(f) Except as disclosed in Section 3.13(f) of the Warrantors Disclosure Schedule, the Company has not (i) allowed any Person to use any of its Business Intellectual Property without entering into proper licenses (written and executed) or (ii) permitted or knowingly acquiesced in any unauthorized use or infringement of any such Business Intellectual Property, in each case, otherwise than in the ordinary course of the Business.

(g) All applicable filings and all registration, renewal and other fees payable by the Company in respect of Business Intellectual Property have been paid and, to the Knowledge of Warrantors, (i) nothing has been done or omitted to be done by which any of such Business Intellectual Property may be rendered invalid, cancelled or rectified and (ii) there are no circumstances which may prevent relevant applications proceeding to registration.

(h) To the Knowledge of Warrantors, the Company has complied with all requirements of applicable data protection legislation and no such company has received any enforcement, deregistration, transfer prohibition or other notice or written communication thereunder.

(i) So far as recognized and permitted by any Applicable Law, no moral rights of the author relating to any copyright in any Business Intellectual Property owned or developed by the Company have been waived save in favour of the Company.

SECTION 3.14. Property.

(a) Title

(i) The particulars of the properties set out in the Warrantors Disclosure Schedule (the "Properties") are true, complete and accurate.

(ii) The Properties comprise all the leasehold land and premises owned, used or occupied by the Company in connection with the business or businesses of the Company and the Warrantors are not aware of any further documents (including any collateral agreements) relating to the Property other than those set out in the Warrantors Disclosure Schedule and all consents required (including the consent of any superior landlord or mortgagee) have been obtained.

(iii) The Company has a good and marketable title (legal and beneficial) to each of the Properties vested in the Company without exception or reservation and the Company is absolutely entitled to their proceeds of sale. If the Properties are not registered at the Land Registry no event has occurred which could have resulted in compulsory registration.

(iv) The Company (or its mortgagees) has in its possession all deeds and documents of title necessary to prove good title to the Properties.

(v) The Properties and title deeds are not subject to any Lien or any agreement to create the same.

(vi) To the Knowledge of Warrantors there are no matters affecting the Properties capable of registration but not registered at the Land Charges Department, the Land Registry or any Local Land Charges Registry; no entries in any such registers affecting the Properties and no applications for such entries have been made in the last 30 days and there are no circumstances which might give rise to any such entries.

(b) Adverse Interests

(i) To the Knowledge of Warrantors there are no public or private rights, agreements, interests, covenants, restrictions, conditions, reservations, licences or easements or any disputes or outstanding notices or any other matters or things whether or not apparent from an inspection of the Properties which may materially or adversely affect the value of the Properties or the proper use and enjoyment of the Properties for the purpose of the business now being carried on or intended to be carried on at the Properties by the Company.

(ii) There are no insurance policies relating to any issue of title affecting the Properties.

(iii) The Properties are not subject to any agreement for sale, estate contract, option or right of pre-emption.

(iv) There are no circumstances which would entitle or require a lessor or any other person to exercise any power of entry upon or to break the term of any lease of, or of taking possession of, the Properties or which would otherwise restrict or terminate the Company's continued possession or occupation or which could prevent any development for which planning permission has been or is expected to be obtained.

(c) Performance

(i) The Company has duly performed and observed all material covenants, restrictions, reservations, conditions, agreements, statutory requirements, byelaws, orders, building regulations and other stipulations and regulations affecting the Properties and the use of the Properties and to the Knowledge of Warrantors there are no outstanding complaints alleging breach or non-observance has been received in respect of them.

(ii) Without prejudice to the generality of Section 3.13(c)(i) the Company has duly performed and observed all material covenants and other terms of the lease, tenancy agreement or license under which the Properties are held and all outgoings have been paid to date including rent, service charge and insurance and to the Knowledge of Warrantors no notice of any alleged breach or non-observance of any of the terms of any such lease, tenancy agreement or licence has been served on the Company and there are no rent reviews in the course of being determined or exercisable by the landlord from a date prior to the date of this Agreement. To the Knowledge of Warrantors the documents referred to in the fourth schedule to the superior lease dated 30 November 1999 made between (a) the Council of the City of Nottingham and (2) Daniel Lynch Limited (the "Superior Lease") and the Lease whereby premises at 480 Salisbury House, London Wall, London EC2M 5QQ were demised to Luso Electronic Products limited do not contain any unusual or onerous covenants and any covenants, restrictions or obligations which contradict the terms of any documents disclosed relating to the Properties.

(d) Occupation

(i) Save as set out in the Warrantors Disclosure Schedule the Company is entitled to, and has exclusive vacant possession and occupation of the Properties and none of the Properties are subject to any lease, tenancy, license to occupy or agreement to grant any of them or in the case of any unregistered property the Warrantors are not aware of any unregistered interest which will override first registration at the Land Registry (or would do if the property were an estate able to be registered) or in the case of any registered property the Warrantors are not aware of an unregistered interest which will override a registered disposition at the Land Registry nor any person who has or claims to have any interest, right or easement of any kind in respect of the Properties adverse to the interest or title of the Company.

(e) Disputes

(i) To the Knowledge of the Warrantors there are no disputes concerning boundaries, easements, covenants or other matters relating to the Properties or their use and occupation and there are no pending or anticipated disputes, actions, claims or demands in respect of the Properties.

(ii) The Company has not (nor has anyone on its behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to the Properties or of which the Properties have the benefit.

(f) Use and Planning

(i) All of the Properties are actively used by the Company in connection with the business of the Company.

(ii) The existing use of the Properties is the lawful permitted use whether under any applicable town and country planning legislation or in the case of leasehold property under the terms of its lease, tenancy or license agreement or otherwise and is not a temporary use or personal to the Company and all necessary consents to such existing use have been obtained and are valid, subsisting and unimpeachable and either unconditional or subject only to any condition which has been satisfied so that nothing further remains to be done under the condition.

(iii) All necessary building regulation consents have been obtained both in relation to the existing use of the Properties and any alterations and improvements to them.

(iv) The relevant development plan does not contain any proposals in relation to the Properties that may prejudice the existing use or any other use reasonably ancillary to the existing use.

(v) No planning application relating to the Properties has been submitted which awaits determination or which has been refused.

(vi) To the Knowledge of Warrantors no claim or liability (contingent or otherwise) under the town and country planning legislation in respect of the Properties, or any statutory agreement affecting the Properties, are outstanding, nor are the Properties the subject of a notice to treat or a notice of entry, and no notice, order resolution or proposal has been published for the compulsory acquisition, closing, demolition or clearance of the Properties, and the Company is not aware of any matter or circumstances which would lead to any such notice, order, resolution or proposal.

(vii) No compensation in respect of the Properties has been received consequent upon the refusal or revocation of any planning consent or the imposition of any restrictions in any planning consent and no planning consent is suspended.

(g) Liabilities

(i) The Company has not been the tenant, licensee, assignee or guarantor of any lease, license or tenancy agreement other than in relation to the Properties.

(ii) The Company has not at any time acquired, assigned or otherwise disposed of any freehold or leasehold property in such a way that it retains any residual liability in respect of it.

(iii) Since March 31, 2006 the Company has not acquired or disposed of, or agreed to acquire or dispose of, or granted any option in respect of, any interest in any land or premises nor will it do so before Closing without the prior written consent of the Buyer.

(iv) The Properties are not subject to the payment of any outgoings other than non-domestic local business rates and water and sewerage charges (and in the case of the leasehold Properties, principal rent, insurance premiums and service charges) and all outgoings have been paid when due and none is disputed.

(v) The Company does not have any legal or equitable estate or interest in any land or buildings other than the Properties.

(vi) There is not outstanding any monetary claim or liability (contingent or otherwise) affecting the Properties nor is there any material expense likely in respect of the repair of the Properties in the next five years.

(h) Replies to enquiries/Certificates

(i) Replies to all enquiries before contract in respect of the Properties raised by the Buyer's Solicitors in writing or in correspondence with the Sellers' Solicitors were when given and are now complete and accurate and not misleading in any respect.

SECTION 3.15. Environmental Compliance. Except as described in Section 3.15 of the Warrantors Disclosure Schedule:

(a) The Company is not required to hold any Environmental Permits under applicable Environmental Laws for any of its current operations or for any property currently owned, leased or otherwise operated by it;

(b) To the Knowledge of the Warrantors, the Company is and has been in compliance with all Environmental Law in all material respects (including but not limited to the restriction of the use of certain Hazardous Substances in Electrical and Electronic Equipment Regulations 2006 and the Control of Asbestos at Work Regulations 2002);

(c) (i) There have never been any (nor to the Knowledge of Warrantors are there any circumstances likely to give rise to any) civil or criminal actions, notices of violations, administrative proceedings of any Governmental Authority under any Environmental Law against the Company relating to the Properties for which there has been or could be imposed any Environmental Liability under applicable Environmental Law;

(ii) To the Knowledge of Warrantors, none of the operations of the Business has involved the release or discharge into the Environment of any substance causing harm to the Environment to give rise to any regulatory action or liability in relation to or arising from any Environmental Law.

SECTION 3.17 Absence of Certain Changes. Except as set forth in Section 3.16 of the Warrantors Disclosure Schedule or as otherwise disclosed in this Agreement, since March 31, 2006, the Business has been conducted in the ordinary course consistent with Past Practices and:

(a) There has not been any commitment made, or any Contract entered into, by the Company, or any waiver, amendment, termination or cancellation of any Contract by the Company, or any relinquishment of any rights hereunder by the Company, or of any other right or debt owed to the Company;

(b) There has not been any change by the Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by the Company of current practices with regard to sales, expenses, assets or liabilities;

(c) There have not been (i) any capital expenditures or commitments in an aggregate amount in excess of ₤100,000 for additions to property, plant, equipment or intangible capital assets or capital expenditures or (ii)  any sale, assignment, transfer, lease or other disposition of or agreement to sell, acquire, assign, transfer, lease or otherwise dispose of any asset or property having an aggregate value in excess of ₤100,000 other than in the ordinary course of business;

(d) There has not been any payment, discharge or satisfaction of any Liabilities of the Company, other than payments, discharges or satisfactions in the ordinary course of business;

(e) There has not been the creation or imposition of any Lien (other than a Permitted Lien) upon any of the assets and properties of the Company;

(f) There has not been any cancellation, compromise, waiver, or release of any right or claim (or series of related rights and claims) or any Indebtedness owing to the Company;

(g) There has not been any issuance, sale or other disposition of any shares or loan capital of the Company, or grant of any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any shares or loan capital of the Company;

(h) There has not been declared and/or paid any dividend or distribution (whether in cash or in kind) nor has there been any repurchase, redemption or retirement, repayment or allotment of any shares or loan capital of the Company;

(i) There has not been any threat or notification, orally or in writing, by one or more of the customers or suppliers who, individually or in the aggregate, are material to the Business of an intention to terminate or materially alter their respective business relationships or Contracts with the Business, nor has any such termination or material alteration of such relationships or Contracts occurred and nor is it likely to;

(j) There has not been any material damage, destruction, or loss (whether or not covered by insurance) to the property or assets of the Company nor any reduction in the value thereof, using the same valuations used in the Financial Statements;

(k) There has not been any loan to any of the current or former directors, officers, and employees of the Company;

(l) There has not been any payment of any amount to any Person outside the ordinary cause of business with respect to any Liability (excluding any costs and expenses incurred or which may be incurred in connection with this Agreement and the transactions contemplated hereby);

(m) There have not been any changes in the memorandum or articles of association or other constitutional documents of the Company and no resolution of shareholders of the Company has been adopted;

(n) The Company has not entered into any employment, compensation or other similar agreement (or any amendment to any such existing agreement) with, or increased compensation, bonus or other benefits payable or potentially payable to any director, officer or employee or increased benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements for the benefit of employees generally;

(o) No material change has been made in the practices of pricing or discounting for sales of finished goods, ordering supplies and raw materials, shipping finished goods, accepting returns or honouring warranties, invoicing customers and collecting debts;

(p) There has been no decrease in the monthly turnover (whether by value or by volume) or in the gross or net profit margins of the Business (or any material part of the Business) as compared with the corresponding months in the financial year ended on March 31, 2006;

(q) There has been no material adverse change in the financial, cashflow, trading position or prospects of the Company;

(r ) The Business has not been adversely affected by any factor not affecting similar businesses to a like extent;

(t) No provision or reserve included in the accounts dated March 31, 2006 has proved to be inadequate in the light of subsequent circumstances and there are no circumstances which indicate that any such provision or reserve may prove to be inadequate; and

(p) No legally binding Contract, conditional or otherwise, to do any of the foregoing has been made.

SECTION 3.17. Insurance. As of immediately prior to the Closing, the assets, Properties and operations of the Company are and have at all material times been insured under various policies of insurance and indemnity against all such risks normally insured against by a prudent person carrying on a similar business to the Company. The assets and Properties have and have at all material times been insured to their full re-instatement or replacement value. Warrantors have heretofore delivered to Buyer complete and correct copies of such insurance and indemnity policies and a schedule that details for each policy the risks insured against, coverage limits currently applicable and deductible amounts. All such policies are valid and in full force and effect, no notice of cancellation has been received, and there is no existing default, or event which with the giving of notice or lapse of time or both, would constitute a default, by any insured hereunder. To the Knowledge of Warrantors, there currently are no claims and there is no basis for an insurance claim under any of such policies.

SECTION 3.18. Inventory and Debts.

(a) Except as disclosed in Section 3.18 of the Warrantors Disclosure Schedule, the Inventory of the Company included in the Balance Sheet is in good condition, of a quantity and quality usable in the ordinary course of the business of the Company and is adequate and appropriate for the Business as conducted on the Closing Date and the anticipated level of business. Obsolete, discontinued, returned and overage goods have been written off and defective goods are written down appropriately reflected in the Balance Sheet at realizable market value. Since March 31, 2006, no items of Inventory have been disposed of at less than their value as included in the audited accounts dated March 31, 2006 and no Inventory has been acquired since March 31, 2006 which now has a net realizable value of less than its cost.

(b) The debts owed to the Company reflected in the Balance Sheet have been generated in the ordinary course of business and reflect bona fide obligations for the payment of products sold by the Company and, to the Knowledge of Warrantors, will be collectible, net of any provision. The provision with respect to the debts shown in the Balance Sheet is adequate and has been established consistent with Past Practice.

SECTION 3.19. Assets of the Company.

(a) Section 3.19 of the Warrantors Disclosure Schedule is a true, complete and accurate record of all Equipment of the Company as of the date of the Financial Statements. All of the Equipment owned or used by the Company:-

(i) is in good and safe operating condition, ordinary wear and tear excepted, has been and is being used in the Business in compliance in Applicable Law, is capable of being used for the purposes for which such Equipment is now used by the Company and has been properly maintained on a regular basis by competent personnel.

(ii) is not expected to require renewal, replacements or additions within six months from Closing and is not to any extent surplus to requirements; and

(iii) is all capable and will remain capable throughout the respective periods of time during which it is written down to a nil value in the accounts of the Company (in accordance with existing Local GAAP consistently applied) of doing the work for which it was designed or purchased.

(b) The Company owns or has valid rights to use, free and clear of all Liens except Permitted Liens, all of the assets used in the conduct of the Business. Such assets are in the possession of or under the exclusive control of the Company and will be sufficient for the Buyer Parties to continue to operate the Business in the ordinary course in the same manner as it is conducted currently.

(c) Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

SECTION 3.20. Absence of Undisclosed Liabilities. The Company has no Liability except for (i) Liabilities set forth on the Balance Sheet (or in any notes thereto), (ii) Liabilities described in Section 3.20 of the Warrantors Disclosure Schedule, and (iii) Liabilities which have arisen after the date of the Financial Statements in the ordinary course of the Business that would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.21 Product Warranties, Defects and Liabilities. There exists no pending or, to the Knowledge of Warrantors, threatened action, suit, inquiry, proceeding or investigation by or before any court or governmental or regulatory or administrative agency, authority or commission relating to any product alleged to have been distributed or sold by the Business to others, and alleged to have been defective or improperly designed or unfit for its purpose or manufactured or in breach of any express or implied product warranty. The Company has not supplied any product, and has no product in stock, which is or was dangerous or injurious to health or likely to cause loss or damage or which it would be illegal to supply or use or having a defect in it within the meaning of section 3 of the Consumer Protection Act 1987. There exists no pending or, to the Knowledge of Warrantors, threatened product liability or warranty claims relating to the Business, except to the extent reserved for on the face of the Balance Sheet, and to the Knowledge of Warrantors, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim. Warrantors have heretofore delivered to Buyer copies of the standard terms and conditions of sale or lease of the products and services of the Business (containing applicable guaranty, warranty, and indemnity provisions). Except as set forth in Section 3.21 of the Warrantors Disclosure Schedule, there are no express product or service guarantees or warranties or representation in respect of goods or services supplied or contracted to be supplied by it save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any obligation which could give rise to any liability after any such goods or services have been supplied by it.

SECTION 3.22 Affiliate Transactions. Except as set forth in Section 3.22 of the Warrantors Disclosure Schedule (a) the Company is not a party to, or bound by, any Contract with any of its Affiliates, other than on arms-length terms which are no less favourable to the Company than those which could be obtained with a third party which is not an Affiliate and (b) no Affiliate of the Company owns or otherwise has any rights to or interests in any asset, tangible or intangible, which is used in the conduct of the Business.

SECTION 3.23. Customers and Suppliers.

(a) Section 3.23(a) of the Warrantors Disclosure Schedule sets forth a complete and accurate list (with volumes included) of (i) the ten largest customers (by volume) of the products of the Business during the twelve (12) month period ended March 31, 2006; and (ii) the ten largest suppliers (by volume) of materials or services to the Business during the twelve (12) month period ended March 31, 2006.

(b) Except as described in Section 3.23(b) of the Warrantors Disclosure Schedule, there are no Contracts to which the Company is a party under the terms of which (i) the Company is obligated to purchase any product or services from, or sell any product or services to, any other Person on an exclusive basis with respect to any geographic area or group of potential customers; or (ii) any other Person may be similarly obligated to the Company.

(c) During the six months preceding the date of this Agreement there has been no substantial change in the basis or terms on which any person (including any supplier) is prepared to enter into contracts or do business with the Company (apart from normal price changes) and no such change is likely.

(d) The loss of any single supplier to or customer of the Company would not have a material effect on its business, and during the financial year ended on March 31, 2006 or in the period since then not more than ten per cent of the goods purchased by the Company were derived from the same supplier, and not more than ten per cent of the goods sold by the Company were purchased by the same customer and for the purposes of this paragraph groups of companies shall be deemed a single person.

(e) To the Knowledge of Warrantors the attitudes, actions or prices of customers, suppliers and employees with regard to the Company will not be prejudicially affected by the execution or completion of this Agreement or a Related Agreement.

SECTION 3.24. Illegal Payments. Except as disclosed in Section 3.24 of the Warrantors Disclosure Schedule, neither the Company nor any of its directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office (i) which violates any Applicable Law, or might subject the Buyer Parties to any Damages or penalties in any civil, criminal or governmental litigation or proceeding or (ii) the non-continuation of which has had or might have a Company Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

SECTION 3.25. Information Technology. Except as disclosed in Section 3.25 of the Warrantors Disclosure Schedule:

(a) The Warrantors have heretofore provided the Buyer with an accurate list of all material Information Technology owned or used by the Company in the conduct of the Business and copies of all material and currently in force agreements or arrangements (including amendments and modifications thereto) relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management, escrow agreements relating to the deposit of software source codes and computer bureau services agreements) and leases or licenses of the Information Technology owned or used by the Company.

(b) All Information Technology is leased or licensed to the Company. No notice of a defect has been sent or received by the Company in respect of any license or lease under which the Company receives Information Technology and there are no grounds on which they might be terminated.

(c) The Information Technology owned or used by the Company in the conduct of the Business has the capacity and performance necessary to fulfil the requirements it currently performs.

(d) The Company has not received any written notification of any breach of any of the agreements or arrangements referred to in Section 3.25(a) and the Company is not in breach of any of the agreements or arrangements referred to in Section 3.25(a).

(e) None of the Information Technology referred to in Section 3.25(a) has been affected by any downtimes, equipment breakdowns, data losses, viruses or malfunctions, failure or any other defect which has resulted in Company Material Adverse Effect.

(f) No term of any of the Contracts referred to in Section 3.25(a) allows a party to such Contract to terminate such Contract as a consequence of the Sellers entering into this Agreement.

(g) None of the records, systems, controls, and/or data used by the Company to conduct the Business is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access to it and from it) are not under the exclusive ownership and direct control of the Company.

(h) The Warrantors Disclosure Schedule contains details of all websites and domain names used or required to be used by or owned by the Company for the Business as presently carried on in accordance with the current documented plans for the business. All fees which have become due and payable have been paid in relation to the domain names and, there are not and have not been any challenges or disputes relating to the Company use or ownership of such domain names.

(i) The Company has formulated a documented disaster recovery plan under which the Company has set out procedures that will be implemented if any or all of the data or records used by the Company to conduct the Business suffers a material disruption or malfunction. To the Knowledge of Warrantors, the disaster recovery plan is sufficient to ensure that any such material disruption or malfunction does not lead to a Company Material Adverse Effect.

SECTION 3.26. Employee Plans.

(a) United States Employee Plans. There are no employees of the Company that work in the United States on a permanent basis.

(b) United Kingdom Employee Plans.

(i) Section 3.26(b)(i) of the Warrantors Disclosure Schedule sets forth a true and complete list of all Employee Plans which are and have been maintained by the Company or to which the Company has contributed, contributes or is liable to contribute, all the material details of which (including contribution rates) are set forth therein. Other than as contained in that list, there are no schemes, agreements, customs or practices in operation for the payment of or contribution towards any pensions, allowances, lump sums, or other like benefits on retirement or death, or in respect of sickness or disablement; and the Company has not given any undertaking nor is under any obligation to pay, provide, procure or contribute towards any such benefits.

(ii) There have been delivered to the Buyer true and complete copies of all material documentation in relation to the Employee Plans.

(iii) All benefits under the Employee Plans are provided on a money purchase basis. No assurance, promise or guarantee (whether oral or written) has been given by the Company to any person as to the level or amount of benefits to be provided under the Employee Plans.

(iv) The Company and the trustees of any Employee Plans are not engaged or involved in any proceedings which relate to or are in connection with any of the Employee Plans or the benefits thereunder and, to the Knowledge of Warrantors, no such proceedings are threatened nor are there any facts likely to give rise to any such proceedings. For purposes of this Section, "proceedings" includes any claim, complaint, dispute, litigation, mediation or arbitration and also includes any investigation or determination by the Pensions Ombudsman, the Pensions Advisory Service, the Occupational Pensions Regulatory Authority or the Pensions Regulator.

(v) The Company has at all times complied with the provisions of all relevant statutes, regulations and requirements in relation to the Employee Plans. The Employee Plans have at all times complied with, and been administered in accordance with the trusts, powers and provisions of the Employee Plans, the general requirements of law and the provisions of all relevant statutes, regulations and requirements.

(vi) Every person employed by the Company who has at any time been entitled to membership in any of the Employee Plans has been invited to join as of the date on which he or she became so entitled.

(vii) All contributions and premiums which are payable by the Company and all contributions due from current employees of the Company who are members of any of the Employee Plans or in respect of whom benefits may be provided under any of the Employee Plans have been duly paid when due and have been fully paid in respect of the period up to the Closing Date.

(viii) The Company has complied with its obligations (if any) under section 3 of the Welfare Reform and Pensions Act 1999 and all other legislation and regulation applicable to the Company relating to pension and benefit provision for employees.

(ix) Each of the Employee Plans referred to in warranty (i) above is a registered pension scheme within the meaning of section 150(2) of the Finance Act 2004 and there is no reason why such approval or registration may be withdrawn.

(x) Each of the Employee Plans referred to in warranty (i) above is and remains a contracted-out plan within the meaning of Chapter 1 of Part III of the Pension Schemes Act 1993. There is in force one or more contracting-out certificates and there are no circumstances which might cause the certificate(s) to be withdrawn.

(xi) All death in service benefits which may be payable under the Employee Plans are fully insured and all insurance premiums payable in respect of the Employee Plans by the Company have been duly paid to the relevant insurance company and there is no ground on which the relevant insurance company could avoid liability under any policy of insurance applicable to such benefits.

(xii) The Company has no liability or potential liability under section 144 of the Pension Schemes Act 1993 or section 75 of the Pensions Act 1995, section 38 (Contribution Notices) of the Pensions Act 2004, section 43 of the Pensions Act 2004 (Financial support directions) or section 47 of the Pensions Act 2004 (Contribution notices where non-compliance with financial support direction) as a debt due to or in respect of any occupational pension scheme (as defined for the purposes of the Pension Schemes Act 1993).

(xiii) The Company is not providing and has not at any time paid an ex gratia payment in respect of Relevant Benefits.

(xiv) No employees of the Company have transferred under the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 from the employment of Sellers or any subsidiary (as defined in section 838 of the Income and Corporation Taxes Act 1988) of Sellers.

SECTION 3.27. Books and Records; Possession.

(a)  The books and all corporate (including minute books and stock records books) and financial records of the Company are complete, up-to-date and correct in all material respects and have been maintained in accordance with sound business practices and Applicable Law and other requirements and no notice has been received or allegation made that a register or book is incorrect or should be rectified. The register of shareholders and the other statutory books and records of the Company and are up to date, true, accurate and complete and are in the possession or control of the Company respectively.

(b) All title deeds relating to the assets of the Company and an executed copy of all agreements to which the Company is a party or by which it is bound and the original copies of all other documents which are owned by, or which ought to be in the possession of, the Company, are in the possession or under the control of the Company. Deeds and documents relating to the Properties are either original or copies marked by a solicitor as examined with the original. All documents are whole, undefaced, duly executed and where relevant stamped with the correct amount of stamp duty.

SECTION 3.28 Insolvency.

(a)	In relation to the Company:-

(i) no resolution has been passed (and no meeting has been convened, and no written resolution has been circulated with a view to any resolution being passed), no petition has been presented and no order has been made, for the purpose of its winding up and no application or order has been made for a provisional liquidator to be appointed;

(ii) no notice of intention to appoint an administrator has been filed, no application for the appointment of an administrator has been made and no other steps in relation to the appointment of an administrator have been taken nor has any administrator been appointed;

(iii) no procedure has been commenced, by the Registrar of Companies or any other person, with a view to striking off under section 652 of the Act;

(iv) no administrative receiver, receiver, administrator, liquidator or provisional liquidator or similar officer has been appointed and no Lien has been enforced;

(v) no floating charge has crystallized and no holder of a floating charge has taken any steps to enforce such security;

(vi) no event has occurred or will occur by virtue of the execution and performance of this Agreement and the Related Agreements which would cause, or entitle any person to cause, any of the events cited at subsection (iv) and (v) above;

(vii) it has not stopped paying its creditors, is not insolvent, and is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

(viii) no distress, attachment, execution or other process has been levied against any of its assets;

(ix) no meeting of its creditors, or any class of them, has been held or summoned and no proposal has been made for a moratorium, composition or arrangement in relation to any of its debts, or for a voluntary arrangement under Part 1 of the Insolvency Act 1986; and

(x) no event analogous to any of the above has occurred in any jurisdiction.

(b) In relation to each Seller:-

(i)
no statutory demand has been issued against him or her nor are there are any reasonable grounds for believing that he or she is unable to pay any debts within the meaning of section 268 of the Insolvency Act 1986 as amended;

(ii)	no petition has been presented and no order made for his or her bankruptcy or for the appointment of a receiver over any of his or her assets;

(iii)	no Lien has been enforced and no distress, execution or other process has been levied, on or over any of the Shares or any assets held by him or her;

(iv)	no proposal has been made in respect of an individual voluntary arrangement of him or her, pursuant to the Insolvency Act 1986 as amended; and

(v)	no event analogous to any of the above has occurred in any jurisdiction.

SECTION 3.29 Competition. The Company is not and has not been a party to, or directly or indirectly concerned in, any agreement, arrangement or course of conduct which in whole or in part:-

(a)
has been or should have been notified to the Office of Fair Trading or to the European Commission, or referred by the Office of Fair Trading to the Competition Commission under Part 3 of the Enterprise Act 2002;

(b)
is capable of giving rise to an investigation by the Office of Fair Trading or the Serious Fraud Office or a reference to the Competition Commission or an investigation by the Secretary of State for Trade and Industry or the European Commission or any other person or body in any jurisdiction or been the subject of a report or decision or order or judgment of such person or bodies; or

(c)	contravenes or is under investigation in relation to any anti-trust, anti-monopoly or anti-cartel legislation or regulations in any jurisdiction.

SECTION 3.30. Disclosure. The warranties contained in this Article 3 and any certificate furnished or to be furnished by Sellers to Buyer pursuant to this Agreement do not contain and will not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances in which they were made and taking into account the express limitations set forth in each such warranty, in order to make such warranties not misleading.

ARTICLE 4

WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby warrant to Sellers as follows:

SECTION 4.1. Organization. Each of the Buyer Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Each of the Buyer Parties is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Buyer Material Adverse Effect (as defined below). The term "Buyer Material Adverse Effect" means any circumstance, change or effect that, individually or when taken together with all other such circumstances, changes or effects, is materially adverse to the business, operations or financial condition of Buyer and its Subsidiaries taken as a whole or would materially impair the ability of the Buyer Parties to consummate the transactions contemplated hereby or by any Related Agreement; provided, however, that the foregoing definition excludes the effects of changes that are generally applicable to (i) the United States economy or securities markets or (ii) the world economy or international securities markets or result from the outbreak of war, other hostilities or terrorist activities.

SECTION 4.2. Authority Relative to this Agreement. Each of the Buyer Parties has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of the Buyer Parties and no other corporate proceedings on the part of any Buyer Party are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Buyer Parties and constitutes a valid, legal and binding agreement of each of the Buyer Parties enforceable against each of the Buyer Parties in accordance with its terms.

SECTION 4.3. Consents and Approvals; No Violations.

(a) Except for filings, permits, authorizations, consents and approvals as may be required under applicable competition legislation or regulations of any foreign jurisdictions, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery by any Buyer Party of this Agreement or the consummation by the Buyer Parties of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Buyer Material Adverse Effect.

(b) Neither the execution, delivery and performance of this Agreement by any Buyer Party, nor the consummation by the Buyer Parties of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Buyer or the Articles of Organization of Acquisition Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms conditions or provisions of any Contract to which any Buyer Party is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any Applicable Law binding on or applicable to the Buyer Parties or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Buyer Material Adverse Effect.

SECTION 4.4. Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to Buyer's knowledge, threatened that question the validity of this Agreement or any Related Agreements or documents or any action to be taken by any Buyer Party in connection with this Agreement or any such Related Agreements or documents or that if adversely determined, would have a Buyer Material Adverse Effect.

SECTION 4.5 Survival. All of the Warranties of Buyer contained in this Article 4 shall survive the Closing for a period of two years.

ARTICLE 5

UNDERTAKINGS

SECTION 5.1. Further Assurance.

(a) Each of the Sellers undertakes to provide the Buyer Parties before or after Closing with all such information as he or she has in his or her possession relating to the business and affairs of the Company and for this purpose each of the Sellers shall give the Buyer and any persons authorized by the Buyer full access to all such information, and the Buyer may copy any such documents.

(b) Each of the Sellers at its own cost shall:-

(i) at any time after Closing do or procure the doing of all such acts and things and/or execute or procure the execution of such documents in a form satisfactory to the Buyer as the Buyer considers reasonably necessary for the purpose of vesting the Shares in the Acquisition Sub or giving the Acquisition Sub and the Buyer (as applicable) the full benefit of all the provisions of this Agreement; and

(ii) for a period not exceeding two years from the date of this Agreement give to the Buyer and the Acquisition Sub such assistance as the Buyer may reasonably require in connection with any dispute or threatened dispute directly or indirectly relating to the Company.

(c) If any or all of the Warrantors cease to be directors of the Company prior to the calculation of each of the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price, the Buyer Parties undertake to provide the Warrantors with access to all copy records and copy accounts of the Company as are reasonably necessary to enable the Warrantors to calculate EBIT.

SECTION 5.2. Public Announcements. The parties shall consult with each other before issuing any press releases or otherwise making any public statements on the Closing Date with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties' written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto or made to the Company's customers, clients or suppliers advising them of the change of control of the Company.

SECTION 5.3. Use of Confidential Information; Non-competition; Non-solicitation.

(a) The Sellers hereby warrant with Buyer that from the Closing Date until the date that is three (3) years following the Closing Date, neither Sellers nor any of their respective Affiliates shall (except as otherwise specifically permitted herein) (i) use or utilize any Confidential Information in the conduct of their respective businesses nor (ii) without the prior written consent of Buyer, disclose any Confidential Information to any third party. As used herein, "Confidential Information" shall mean any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, methods, strategies, services, customer lists, prospective customer and supplier lists, customer and supplier records, telephone lists and all other information with respect to customers and suppliers (including, but not limited to, customers of any Seller or the Company), documents, notes, working papers, records, systems, contracts, agreements, market data and related information, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering information, hardware configuration information, marketing plans, finances, pricing and credit documents and policies, service development techniques or plans, business acquisition plans, new personnel acquisition plans or other business information presently owned or at any time hereafter developed by any Seller or the Company, or any of their respective agents or consultants or used presently or at any time hereafter; provided, however, that (i) Confidential Information does not include the following: (A) any information that was available to Sellers on a non-confidential basis prior to Sellers’ receipt of such information from Buyer; (B) any information that is obtained from any source other than Buyer or any of its Affiliates (or their respective directors, officers, employees, agents, representatives or advisors), provided that such source has not to the Knowledge of Sellers entered into a confidentiality agreement with any Seller or any of their Affiliates with respect to such information or obtained the information from an entity or person party to a confidentiality agreement with Buyer or any of its Affiliates; or (C) any information that becomes publicly available not as a result of a breach by any Seller or any of their Affiliates of this Agreement and (ii) if Sellers or any party to whom a Seller has provided Confidential Information becomes legally compelled (by oral question, deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Sellers shall promptly notify Buyer of such requirement and they further agree that only that portion of the Confidential Information that is legally required to be disclosed (as advised by a written opinion of Sellers' counsel) will be disclosed, and the Sellers will exercise as commercially reasonable best efforts to obtain assurance that the Confidential Information will be treated confidentially upon disclosure. Information shall be deemed "publicly available" if it becomes a matter of public knowledge or is contained in materials available to the public.

(b) Sellers hereby undertake with the Buyer Parties that from the Closing Date until the date that is three (3) years following the Closing Date, neither Sellers nor any of their respective Affiliates shall, directly or indirectly, for its own account, or as a partner, member, advisor or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, advisor or agent of any corporation, trust, or other business organization or entity, own, manage, join, participate in, encourage, support, finance, promote, be engaged in, have an interest in, give financial assistance or advice to, or be concerned in any way in the ownership, management, operation or control of any Person that is engaged, concerned or interested in any activity which is the same as or substantially similar to the Business or which competes with the Business in commercial markets in the United Kingdom or any other country in which the Company conducts the Business as of the Closing Date.

(c)  For a period of three (3) years following the Closing Date, except as expressly permitted or required pursuant to this Agreement or the Related Agreements, Sellers shall refrain from, either alone or in conjunction with any other Person, directly or indirectly, through its present or future Affiliates, soliciting for hire or endeavouring to entice away, employ or offer employment to any employee of any of the Buyer Parties or the Company nor do any act or thing likely to have the effect of causing any such employee to terminate his employment with any of the Company or Buyer Parties whether or not such employee would thereby breach his contract of employment.

(d) For a period of three (3) years from the Closing Date the Sellers will not either alone or in conjunction with any other person, directly or indirectly, through its present or future affiliates for the purpose of any business supplying products or services similar to or capable of being used in substitution for any product or service supplied by the Company within the 12 months preceding Closing canvass, solicit or endeavour to entice away from the Company any person who during the period of two years prior to Closing has been a customer of the Company or has purchased or agreed or offered to purchase goods from the Company or has employed its services or who has been canvassed by the Company (otherwise than by general advertising) with a view to becoming a customer of the Company.

(e) For a period of three (3) years from the Closing Date the Sellers will not either alone or in conjunction with any other person, directly or indirectly, through its present or future affiliates do any act or thing likely to have the effect of causing any supplier of or other person in the habit of dealing with the Company to be unable or unwilling to deal with the Company either at all or in part or on the terms on which it had previously dealt with the Company or likely to have the effect of causing any person having a contract or arrangement with the Company to breach, terminate or modify that contract or arrangement or to exercise any right under it.

(f) The Sellers will not either alone or in conjunction with any other person, directly or indirectly, through its present or future affiliates at any time in connection with any business carried on by him or her or otherwise howsoever use directly or indirectly or authorize any person to use directly or indirectly any of the Intellectual Property Rights including any of the names or words "DT Electronics" or any names or words similar to or likely to be confused with them or use any distinctive mark, style or logo used by the Company or any mark, style or logo similar to or likely to be confused with them in any manner which is likely to or may result in confusion between or other association with the business, goods, services or other activities of the Company including by using the name "DT Electronics" as part of a corporate name, trade name or otherwise.

(g) The parties hereto agree that the duration and area for which the undertakings set forth in this Section 5.3 is to be effective are reasonable. In the event that any court (or quasi-judicial body including, without limitation, the ICDR or the Association) determines that the time period or the area or both of them, are unreasonable and that such undertaking is to that extent unenforceable, the parties hereto agree that the undertaking shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this undertaking shall be deemed to be a series of separate undertakings in each jurisdiction in which this undertaking is intended to be effective. The parties hereto agree that damages are an inadequate remedy for any breach of this undertaking and that the parties shall, whether or not pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary or permanent injunctions without bond or other security upon any actual or threatened breach of this undertaking.

(h) The Buyer agrees that nothing in this Section 5.3 shall prevent the Sellers from:

(i) being or becoming a holder of securities and/or debentures representing not more than a 5% interest in any one company which is dealt in on a recognised investment exchange (as defined in the Financial Services and Markets Act 2000); or

(ii) in the case of David Zelkha, being or continuing to be engaged, concerned or interested in the business of Luso Electronics Limited ("Luso") provided that Luso does not sell in the United Kingdom products which are competitive with the products sold by the Company as at Closing.

SECTION 5.4. Expenses. Each of the parties hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by such party under this Agreement and the Related Agreements to which it is a party.

ARTICLE 6

TAX MATTERS

SECTION 6.1 Cooperation. Buyer Parties and Sellers shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Taxable periods relating to Taxes. Each of Buyer Parties and Sellers recognize that Buyer Parties and Sellers may need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Sellers or Buyer Parties, respectively, to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Sellers and Buyer Parties each agrees, (a) to properly retain and maintain such records for a period of six (6) years commencing as of the date hereof and (b) to allow the other party and its agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party or its representatives may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the expense of the requesting party. Each party agrees to maintain the confidentiality of all information of the other party disclosed pursuant to this Section 6.1, except to the extent it is required to disclose the same pursuant to Applicable Law or the directive of a Governmental Authority.

SECTION 6.2 Seller’s Tax Covenant.

(a) The Sellers jointly and severally covenant with Acquisition Sub to pay to Acquisition Sub an amount equal to:-

(i) any Liability for Tax of the Company arising in respect of, by reference to or in consequence of:-

(A) any income, profits or gains earned, accrued or received on or before Closing, including for the avoidance of doubt, any income, profits or gains deemed to be earned, accrued or received on or before Closing; or

(B) any Event which occurred on or before Closing;

(ii) any Liability for Tax of the Company arising in consequence of an Event occurring, or any income profits or gains earned, accrued or received at any time for which the Company is liable only as a result of having at any time before Closing been under the control of any person or associated with any person and that person or any other person failing to discharge any Liability for Tax;

(iii) any liability of the Buyer Parties or the Company to account for income tax under the PAYE system or for employee's national insurance contributions which arises in consequences of or in connection with the payment of the Deferred Purchase Price together with any related fine, penalty or interest;

(iv) all costs, expenses, disbursements and professional fees reasonably incurred by the Company in connection with any liability falling within Sections (i) to (iii) above or in successfully taking or defending any action under this Section 6.2.

(b) The covenant contained in Section 6.2(a) shall not apply and the Buyer Parties shall have no claim against the Sellers under it or under the Tax Warranties to the extent that:-

(i) provision or reserve (excluding a provision for deferred tax) in respect of the liability in question was made in the Last Accounts;

(ii) it arises as a result of a transaction in the ordinary course of business of the Company after the Accounts Date but on or before Closing excluding any of the following liabilities:

(A)	a liability for Tax for which the Company is not primarily liable;

(B)
a liability arising as a result of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any asset, service or facility (including a loan of money or the letting, hiring or licensing of tangible or intangible property) for consideration deemed for Tax purposes to be different from that (if any) actually received, or any other transaction or series of transactions where the consideration paid or provision made or imposed differs from the consideration that would have been paid or the provision that would have been made as between independent enterprises, in each case to the extent of that difference;

(C)	a liability arising as a result of the making of a distribution, the creation, cancellation or reorganisation of any share or loan capital or the cancellation assignment or writing off of any debt;

(D)	a liability arising as a result of any company becoming or ceasing to be a member of a group of companies for any Tax purpose;

(E)
a liability to Tax which the Company is obliged to deduct, charge or recover, to the extent that the Company has failed to properly deduct, charge, recover or account to a Tax Authority for the Tax in question and any liability to interest or penalties arising as a result of the failure;

(F)	a liability arising as a result of the disposal of a capital asset;

(G)
a liability under Part XVII ICTA (tax avoidance) or a liability arising as a result of a transaction or arrangement the sole or main purpose of which was the reduction, avoidance or deferral of a Liability for Tax; and

(H)	a liability under sections 126 to 129 or Schedule 23 FA 1995 (UK representatives of non-residents).

(ii) in the case of a claim under this Section 6.2(a), the Buyer Parties has recovered damages from the Sellers for breach of any of the Tax Warranties or already under Section 6.2(a) in respect of the same liability; or

(iii) it has been paid on or before Closing at no cost to the Buyer Parties including for the avoidance of doubt, in circumstances such that there is no corresponding decrease in the net assets, including cash, of the Company;

(iv) it shall have arisen in consequence of any act, omission or transaction of the Company and/or the Buyer Parties after Closing outside the ordinary course of business of the Company as at present carried on and which the Buyer Parties knew or ought reasonably to have known would give rise to the liability in question other than any of the following:-

(a) an act carried out pursuant to a legally binding obligation entered into before Closing;

(b) an act which the Company was required to do by any legislation (whether relating to Tax or otherwise); or

(c) any disclosure to a Governmental Authority;

(v) it would not have arisen or is increased as a result of any failure by the Company or the Buyer Parties to comply with its obligations under this Agreement;

(vi) it would not have arisen but for the passing of or any change in, after the date of Closing, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency, or regulatory body or an increase in the rate of Tax or any imposition of Tax announced after Closing and not actually or prospectively in force at the date of this Agreement or any withdrawal of any extra statutory concession after such date;

(vii) it would not have arisen but for:

(A) any claim, election, surrender or disclaimer made, or notice or consent given, or any other thing done after the date of Closing (other than one the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Last Accounts) under or in connection with the provisions of any taxation statutes by the Buyer Parties or the Company or any member of the Buyers Affiliates; or

(B) the failure or omission by the Company to make any claim, election, surrender or disclaimer, or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Last Accounts where the Buyer Parties were aware or should reasonably have been expected to be aware that such claim, election, surrender, disclaimer, notice or consent was required to avoid a claim arising under Section 6.2(a);

(viii) it would not have arisen but for some act, omission, transaction or arrangement carried out at the written request or with the written approval of the Buyer Parties prior to Closing or which was expressly authorised by this Agreement;

(ix) any Relief (other than an Accounts Relief or a Buyer's Relief) is available to the Company to set against or otherwise mitigate the Liability for Tax in question or would be available on the making of an appropriate claim;

(x) it arises as a result of any change after Closing in any accounting policy (including the length of any accounting period for Tax purposes), any Tax or accounting basis or practice of the Company save where such change is necessary to comply with generally accepted accounting practice as it applies to the Company at Closing;

(xi) it would not have arisen but for a cessation of or any change in the nature or conduct of any trade carried on by the Company being a cessation or change occurring on or after Closing;

(xii) it arises as a result of the Company ceasing on or after Closing to be eligible for the small companies rate of Tax;

(xiii) any amount in respect of such Liability for Tax has been recovered under the Tax Warranties or otherwise under this Agreement (or in either case would have been so recovered but for a threshold or de minimis provision limiting liability) or the Sellers have made payment in respect of such Liability for Tax pursuant to sections 767A and 767AA of the TA 1988 or any other provision in the United Kingdom or elsewhere imposing liability on the Sellers for Tax primarily chargeable against the Company;

(xiv) the liability of the Covenantor in respect thereof is limited or restricted pursuant to the provisions of Section 7.2 of this Agreement.

(c) No claim shall be made in connection with Section 6.2(a) or under the Tax Warranties unless the claim has been notified in writing to the Sellers before the sixth anniversary following the end of the accounting period in which Closing falls PROVIDED THAT this Section 6.2(c) shall not apply where a Governmental Authority can assess the Company in respect of the Tax to which the claim relates after such date because of fraudulent or negligent conduct of the Sellers or the Company prior to Closing.

(d) Any amount which the Sellers are obliged to pay to the Buyer Parties under this Section 6.2 shall be paid in cleared funds on or before the following dates which shall be its due date for payment:-

(i) to the extent that a Liability for Tax involves a liability of the Company to make an actual payment or increased payment of Tax, the amount of such payment or increased payment;

(ii) to the extent that a Liability for Tax involves a liability of the Company to make a payment or increased payment of Tax which would have arisen but for being satisfied, avoided or reduced by any Accounts Relief or Buyer's Relief, the amount of Tax which the Accounts Relief or Buyer's Relief in fact saves;

(iii) to the extent that a Liability for Tax involves the disallowance, loss, clawback, reduction, restriction or modification of any Accounts Relief (other than a right to a repayment of Tax) the amount of Tax which the use of the Accounts Relief would have saved had the Accounts Relief been used by the Company in the period in which the relevant Governmental Authority first disallows, withdraws, claws-back, reduces, restricts or modifies the Accounts Relief or threatens to do so (irrespective of whether the Company then had sufficient profits or was otherwise in a position actually to use the Accounts Relief); and

(iv) to the extent that a Liability for Tax involves the disallowance or reduction by any Governmental Authority of a right to a repayment of Tax, the amount of the repayment so disallowed or lost.

(e) If any amount payable by either party under this Article 6 is not paid on or before the due date for payment, that sum shall carry interest at 2% above the base rate of Barclays Bank plc from the due date until payment.

(f) Any payment made under this Article 6 between the parties shall be treated as an adjustment to the consideration paid by the Acquisition Sub under this Agreement for the shares of the Company.

SECTION 6.3 Over-Provisions and Reliefs

(a) If the auditors for the time being of the Company shall on or before the seventh anniversary of Closing determine (as experts and not as arbitrators and at the request and expense of the Sellers) that any provision for Tax (excluding any provision for deferred Tax) in the Last Accounts has proved to be an over-provision, then the amount of such over-provision calculated in accordance with Section 6.3(b) shall be dealt with in accordance with Section 6.3(d).

(c) If the auditors for the time being of the Company shall determine (at the request and expense of the Sellers) that any Liability for Tax which has resulted in a payment having been made by the Sellers under this Section 6.3 has given rise to a Relief for the Company or the Buyer Parties (other than an Accounts Relief or a Buyer's Relief) which would not otherwise have arisen, then, as and when the liability of the Company or the Buyer Parties to make an actual payment of or in respect of Tax is reduced by reason of that Relief (after taking account of the effect of all other Reliefs that are or become available to the Company or the Buyer Parties including any Relief derived from a subsequent accounting period) the amount by which that liability is so reduced shall be dealt with in accordance with Section 6.3(d).

(d) Where it is provided under Section 6.3(a) or 6.3(c) that any amount (the "Relevant Amount") is to be dealt with in accordance with this Section 6.3(d):-

(i) the Relevant Amount shall first be set off against any payment then due from the Sellers under Section 6.2; and

(ii) to the extent there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under Section 6.2 and not previously refunded under this Section up to the amount of such excess; and

(iii) to the extent that the excess referred to in Section 6.3(d)(ii) is not exhausted under that Section, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under Section 6.2.

(e) Where any such determination as is mentioned in Section 6.3(a) or 6.3(c) has been made the Buyer Parties or the Company may on or before the seventh anniversary of Closing request the auditors for the time being of the Company to review such determination (at the expense of the party making the request) in the light of all relevant circumstances, including any facts which have become known only since such determination, and to certify whether such determination remains correct or whether, in the light of those circumstances, the amount that was the subject of such determination should be amended.

(f) If the auditors determine under Section 6.3(e) that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of Section 6.3(d) in place of the amount originally determined, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall forthwith be made by the Sellers or, as the case may be, by the Buyer Parties to the Sellers.

SECTION 6.4 Third Party Claims

(a) Where the Sellers have made a payment in full satisfaction of a liability under Section 6.2 and the Buyer Parties or the Company are entitled to recover from any third party (including a Governmental Authority but excluding the Buyer Parties or any member of the Buyer's Group) any sum in respect of the matter to which the payment made by the Sellers relates, the Buyer Parties shall or shall procure that the Company shall (at the request and expense of the Sellers and upon the Sellers indemnifying the Buyer Parties and the Company to their reasonable satisfaction against all reasonable third party costs or expenses which may thereby be properly incurred) promptly notify the Sellers of such entitlement and subject to Section 6.4(c), take such action as the Sellers may reasonably request to enforce such recovery against the person in question.

(b) The Buyer Parties shall account to the Sellers for any sums recovered (within 7 days of such recovery) in accordance with Section 6.4(a) (including any interest or repayment supplement paid by such a person) net of Tax (if any) on such sum and after deduction of any third party costs or expenses reasonably and properly incurred by the Buyer Parties or the Company in recovering such sum.

(c) The Buyer Parties as the Company shall not be obliged to take any action pursuant to Section 6.4(a) which they consider, acting in good faith, is materially prejudicial to the Tax position or business of the Buyer Parties or the Company.

SECTION 6.5 Refunds

(a) The Buyer Parties shall promptly notify the Sellers of any repayment or right to a repayment of Tax which the Company is or becomes entitled to or receives in respect of an Event occurring in a period prior to Closing, where or to the extent that such right or repayment was not included in the Last Accounts as an asset (Refund).

(b) Any Refund obtained (less any reasonable third party costs of obtaining it) shall be paid within 7 days by the Buyer Parties and/or the Company to the Sellers.

SECTION 6.6 Resistance of claims

(a)
If the Buyer Parties or the Company become aware of any Claim for Tax which may result in the Buyer Parties having a claim against the Sellers under this Article 6 (or which would so result in any such case but for the provisions of Section 7.2(a)) the Buyer Parties shall give notice to the Sellers in the manner provided by this Agreement and in any event at least 21 days prior to the expiry of any time limit in which an appeal against the Claim for Tax has to be made.

(b)
The Sellers shall be entitled at their sole discretion (but after consultation with the Buyer Parties) to resist such Claim for Tax in the name of the Buyer or the Company or any of them but at the expense of the Sellers and to have the conduct of any appeal or incidental negotiations provided that:

(i)
the Sellers have indemnified and secured the Buyer Parties and the Company against an loss, liability, costs or damages which may be incurred by them as a result of any actions taken by the Sellers pursuant to this Section 6.6;

(ii)	the Buyer Parties shall be kept informed of all relevant material matters pertaining to the Claim for Tax; and

(iii)
no material written communication pertaining to the Claim for Tax (and in particular no proposal for or consent to any settlement or compromise thereof) shall be transmitted to H M Revenue & Customs or other Governmental Authority without the same having been submitted to and approved by the Buyer Parties such approval not to be unreasonably withheld or delayed.

(c)
The Buyer Parties agree to take and procure that the Company shall take such action and give such information and assistance as the Sellers may reasonably request to resist, appeal or compromise any Claim for Tax notified to the Sellers in accordance with Section 6.6(a) provided that:-

(i)
the Sellers have indemnified and secured the Buyer Parties and the Company to  the  reasonable satisfaction of the Buyer Parties against any loss, liability, costs or  damages which may thereby be incurred including the Tax the subject matter of the  claim;

(ii)
the Buyer Parties or the Company shall not be obliged to comply with any request of the Sellers that involves contesting any Claim for Tax before any tribunal, court or appellate body unless leading Tax counsel instructed by agreement between the Buyer Parties and the Sellers (and with the Buyer Parties approving the Instructions to Counsel and being invited to any conference with Counsel) and at the sole expense of the Sellers have agreed that the course of action will on the balance of probabilities succeed;

(iii)
the Buyer Parties or the Company shall not be obliged to take any step which it reasonably considers, acting in good faith, would be materially prejudicial to the Tax affairs of the Buyer Parties or the Company or their dealings with any Tax Authority or would otherwise materially prejudice the commercial position of the Buyer Parties or the Company; and

(iv)
the provisions of this Section shall not apply to any claim under Section 6.2(a) where any Governmental Authority alleges fraudulent or negligent conduct or conduct involving dishonesty on the part of the Company or any person acting on its behalf in relation to the matter giving rise to the claim.

(d)	A Seller's rights under this Section 6.6 cease if that Seller is declared bankrupt.

(e)
If the Sellers do not request the Buyer to take any action under Section 6.6(c) within the  earlier of 21 Business Days of notice to the Sellers or 7 Business Days before the expiry  of any relevant time limit or no action is required to be taken by virtue of any of the  provisions of Section 6.6(c) the Buyer Parties shall be free to satisfy or settle the relevant  Claim for Tax on such terms as it may in its absolute discretion think fit.

(f)
The Sellers agree that David Zelkha will act as their representative in giving  instructions and requests for action under this Section 6.6 and the Buyer Parties shall  be entitled to rely on the instructions and requests given by David Zelkha alone.

(g)
The Buyer Parties shall give and shall procure that the Company gives the Sellers all reasonable co-operation, access and assistance, technical or otherwise, for the purpose of resisting such Claim for Tax.

(h)
The compliance of the Buyer Parties and/or the Company with the provisions of this Section 6.6 shall not be a condition precedent to the liability of the Sellers under Section 6.2(a) or the Tax Warranties.

SECTION 6.7 Tax returns

(a)
The Buyer Parties or their duly authorised agents shall (subject to section 6.7(b)) be responsible for and have the conduct of preparing, submitting and agreeing all Tax Returns for all accounting period beginning on or before Closing subject to such Tax Return being submitted in draft form to the Sellers or their duly authorised agent for comment a reasonable time before the same is due to be sent to the relevant Governmental Authority. The Sellers or their agent shall comment within 21 days of such submission and if the Buyer Parties have not received comments within that period, the Sellers or their agents shall be deemed to have approved such draft computations. If the Sellers or their agents have any comments or suggestions, the Buyer Parties or their agents shall not unreasonably refuse to adopt such comments or suggestions provided always that nothing herein shall oblige the Buyer Parties to submit any computation or other document unless the Buyer Parties are satisfied that the same is accurate and complete in all material respects. The Sellers and the Buyer Parties shall respectively afford (or procure to be afforded) to the other or their duly authorised agents such information and assistance as may reasonably be required to prepare, submit and agree such Tax Return.

(b)	In relation to any action referred to in section 6.7(a), the Buyer Parties shall:

(i)	keep the Sellers informed of all matters relating thereto and deliver to the Sellers copies of all material correspondence with any Governmental Authority relating thereto; and

(ii)
submit to the Sellers for comments all material correspondence and documents which it intends to submit to the Governmental Authority and take into account all such reasonable comments as the Sellers may make.

SECTION 6.8 Buyer Parties’ covenant

(a)	The Buyer Parties hereby covenant with the Sellers to pay to the Sellers by way of adjustment to the consideration for the sale of the Shares, an amount equal to:-

(i)
any liability for Tax for which the Sellers or any other person failing within section 767A(2) or 767AA(4) of ICTA becomes liable by virtue of the operation of sections 767A, 767AA and 767B of ICTA in circumstances where the taxpayer company (as referred to in section 767A(1) of ICTA) and/or the transferred company (as referred to in section 767AA(1) of ICTA) is the Company;

(ii)	any liability or increased liability for Tax of the Sellers which arises as a consequence of the Company ceasing after Closing to be resident in the United Kingdom for the purposes of any Tax; and

(iii)	any other liability for Tax for which the Sellers become liable as a result of the failure by the Company or any member of the Buyer Parties’ group undertaking to discharge the same.

(b)	The covenant contained in section 6.8(a) shall:

(i) extend to all costs reasonably and properly incurred by the Sellers or such other person in connection with such liability for Tax under section 6.8(a);

(ii) not apply to any liability for Tax to the extent that the Buyer Parties could claim payment in respect of it under section 6.2 or could claim but for the provisions of Section 7.2(a); and

(iii) apply mutatis mutandis to any liability for Tax for which the Sellers or any other person is liable as a result of the application in any jurisdiction other than the United Kingdom of any rule of law or legislation equivalent to that mentioned in section 6.8(a)(i).

(c) If the Buyer Parties make a payment under this Section the Sellers agree:-

(i) to discharge, or procure the discharge of, the liability for Tax in question promptly and to indemnify the Buyer for any liability falling on the Buyer Parties or the Company as a result of a failure to do so;

(ii) not to enforce its statutory right of recovery under Section 767(2) of ICTA in respect of the liability in question.

(d) Section 6.2(d) and 6.6 of this Article 6 (due date for payment and conduct of disputes) shall apply to the covenants contained in this section 6.8 as they apply to the covenants contained in section 6.2, replacing references to the Sellers by the Buyer Parties (and vice versa) and making any other necessary modifications.

SECTION 6.9 Gross up

(a) All sums payable by either party to the other under this Article 6 shall be paid free and clear of all deductions or withholdings (including Tax) unless the deduction or withholding is required by law, in which event, or in the event that the recipient shall incur any Liability for Tax chargeable or assessable in respect of any payment pursuant to this deed, the payer shall pay such additional amounts as shall be required to ensure that the net amount received and retained by the recipient (after Tax) will equal the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such Liability for Tax been incurred and, in applying this section 6.9, no account shall be taken of the extent to which any Liability for Tax may be mitigated or offset by any Relief available to the recipient so that where such Relief is available the additional amount payable hereunder shall be the amount which would have been payable in the absence of such availability.

(b) If, following the payment of an additional amount under section 6.9(a) above, the recipient subsequently obtains a saving, reduction, credit or payment in respect of the deduction or withholding giving rise to such additional amount, the recipient shall pay to the payer a sum equal to the amount of such saving, reduction, credit or payment (in each case to the extent of the additional amount) such payment to be made within seven days of the receipt of the saving, reduction, credit or payment as the case may be.

ARTICLE 7

SELLERS’ LIMITATIONS ON LIABILITY

SECTION 7.1. Survival of Warranties.

(a) This Agreement and in particular (but without limitation) Article 3 (Warranties) and Article 6 (Tax Matters) in so far as any of its provisions remain to be, or are capable of being, performed or observed, shall remain in full force and effect after Completion.

(b) Each of the Warranties shall be interpreted as a separate and independent Warranty so that the Buyer Parties shall have a separate claim and right of action in respect of every breach of each Warranty.

SECTION 7.2. Limitations on liability.

(a) The Sellers will not be liable in respect of any claim for breach of the Warranties (other than the Warranties in Section 3.2) ("Claim") unless:

(i) the amount of the individual Claim including any claim under Section 6.2(a) (or series of related Claims including any claims under Section 6.2(a) with respect to related facts or circumstances) exceeds $2,500; and

(ii) the aggregate amount of all such Claims exceeds $70,000 (in which event the Sellers will be liable for the whole amount of such Claims and not just the excess above $70,000).

(b) Other than as expressly stated in this Article 7, the total aggregate amount of the liability of the Sellers in respect of all Claims including any claim under Section 6.2(a) will be limited to the aggregate of the Initial Purchase Price, the 1st Deferred Purchase Price, the 2nd Deferred Purchase Price and the 3rd Deferred Purchase Price.

(c) The Purchaser shall be entitled to set off the amount of a substantiated claim against the 3rd Deferred Purchase Price. For the purpose of this Section 7.2 (c) a substantiated claim is one which a barrister of at least 10 years call agreed between the Buyer and the Sellers has provided an opinion in writing confirming that the Claim is more likely to succeed than not. No other right of set off shall apply. In the event that the Buyer and the Sellers cannot agree on the identity of such a barrister within a period of 14 days, then the either the Buyer or the Sellers (or all of them) shall be entitled to request that such a barrister be nominated by the President of the Bar Council of England and Wales.

(d) Except in the case of fraud or wilful non-disclosure on the Sellers’ part, the Sellers will be under no liability in respect of any Claim unless the Buyer has given to the Sellers written particulars of the breach:

(i) on or before two years after the Closing Date if the claim relates to any of the Warranties, other than the Tax Warranties set out in Section 3.10 and Article 6, inclusive;

(ii) on or before six years and six months after the Closing Date if the claim relates to any such Tax Warranties; and

(iii) proceedings have been issued and served against Sellers within twelve months of the Sellers receiving the written particulars referred to in section 7.2 (d) (i) and section 7.2 (d) (ii).

(e) The Sellers will have no liability in respect of any Claim (excluding a Tax Warranty claim) to the extent that:

(i) the liability arises or is increased as a result of the passing of any legislation or the making of any subordinate legislation, with retrospective effect; or

(ii) the liability is increased by any negligent act of the Buyer after the date of this Agreement.

(f) The liability of the Sellers for any such Claim (excluding a Tax Warranty claim) will be reduced or extinguished to the extent that the Company successfully claims under a policy of insurance held by the Company after Closing, where the terms of such policy are similar to a policy of insurance held by the Company before Closing. The Buyer will procure that the Company considers in good faith whether to claim under any such policy of insurance to seek to recover all such claims from the insurers.

(g) The Sellers will not be liable in respect of any Claim (excluding a Tax Warranty claim) to the extent that it is attributable to:

(i) any voluntary act, omission, transaction or arrangement carried out at the written request of the Buyer before the Closing Date;

(ii) any voluntary act, omission, transaction or arrangement carried out by the Sellers and/or the Company in accordance with a written request from the Buyer before the Closing Date

(h) If the liability of the Sellers or the Company in respect of any Claim is contingent only, the Sellers will not be under any obligation to make any payment in respect of the claim until the liability ceases to be contingent and the time limit set out in paragraph (c) above shall not apply until such contingent liability becomes an actual liability, references in paragraph (c) to the "Closing Date" being taken for the purposes of this paragraph (g) to be references to the date on which such contingent liability becomes an actual liability.

(i) The Warranties (excluding the Tax Warranties) are given subject to and are qualified by:

(i) any matters specifically referred to in this agreement and/or fairly and accurately disclosed in the Warrantors Disclosure Schedule (for the avoidance of doubt, "fair" disclosure meaning disclosure with sufficient detail to enable the Buyer to understand the nature, scope and, where applicable, the quantum of any liability relating to the matter disclosed).

(ii) any matters for which specific allowance or provision has been made in the Financial Statements and the Management Accounts save in respect of the Warranties contained in paragraph 3.6 of Article 3 (Financial Statements).

(iii) any matter which could be revealed by the Buyer making searches and enquiries of the local authorities, drainage and water suppliers and the coal authority in connection with the Properties (other than the property at 480 Salisbury House, London Wall, London EC2M 5QQ).

(j) Nothing in this section 7 will derogate from the Buyer’s common law obligation to mitigate any loss which it suffers in consequence of a breach of any term of this Agreement.

(k) In calculating the liability of the Sellers for any breach of the Warranties (excluding the Tax Warranties) there will be taken into account the amount by which any Tax for which the Company is now or will be liable, is reduced or extinguished as a result of the matter giving rise to such liability.

(l) The Sellers will not be liable in respect of any Claim (excluding a Tax Warranty claim) if the breach would not have arisen but for:

(i) any change in the basis of, method of calculation of, or increase in the rates of Tax coming into effect after the date of this Agreement with retrospective effect;

(ii) any assessment of Tax arising as a result of a transaction in the ordinary course of business of the Company since the date of the Last Accounts;

(iii) the failure on the part of the Buyer or the Company to make any claim, election, surrender or disclaimer or give notice or consent to do any other thing under the provisions of any Tax laws after the Closing Date; or

(iv) any winding up or cessation of any trade or business of the Company after the Closing Date.

SECTION 7.3. Conduct of litigation.

In relation to any Claim in the Buyer will and will procure that the Company will:

(a) within ten Business Days of the Buyer or the Company becoming aware of such a claim or circumstances likely to give rise to such a claim, notify each of the Sellers in writing specifying in reasonable detail to the extent then available the nature of the potential liability and, so far as is practicable, the likely amount of such claim; provided further that no delay on the part of the Buyer or Company in timely notifying the Sellers shall relieve the Sellers from any obligation under this Agreement except to the extent the Sellers are actually prejudiced thereby;

(b) subject to the Sellers entering into a confidentiality undertaking in a form acceptable to the Buyer (acting reasonably) give such information and access to personnel, premises, documents and records to the Sellers and their duly authorised representatives and professional advisers as the Sellers may reasonably request in order to enable the Sellers to take such action as is referred to in paragraphs (d) and (e) below;

(c) subject to the Sellers entering into a confidentiality undertaking in a form acceptable to the Buyer (acting reasonably) permit the Sellers and those representatives and advisers to make copies (at the Sellers’ cost) of those records and information;

(d) take such action and institute such proceedings and give such information and assistance, as the Sellers may reasonably request to:-

(i) dispute, resist, appeal, compromise, defend, remedy or mitigate the claim; or

(ii) enforce against any person the rights of the Company in relation to the claim; and

(e) in connection with any proceedings related to the claim use professional advisers nominated by the Buyer and, if the Sellers so request, permit the Sellers to have exclusive conduct of the negotiations and/or proceedings, paragraphs (d) and (e) above in each case being on the basis that the Sellers shall indemnify the Buyer and the Company in respect of all reasonably incurred costs and expenses as a result of any request or nomination by the Sellers, save that the Buyer is not obligated to permit the Sellers to have (or to continue to have) conduct of the negotiations and/or proceedings in circumstances where the Buyer acting reasonably considers that it is not in the commercial interests of the Buyer and/or the Company and the said paragraphs (d) and (e) are subject always to the Buyer's right to retain or take over the exclusive conduct of any such matters as it sees fit.

SECTION 7.4. Buyer’s remedies.

(a)  The Buyer irrevocably and unconditionally waives any right it may have to sue the Sellers or any of them in misrepresentation or to rescind this agreement, in either case for any non-fraudulent misrepresentation made by or on behalf of a Seller, whether or not contained in this agreement or to terminate this agreement for any other reason. The Buyer's sole remedy in respect of any such misrepresentation is an action for breach of contract if and to the extent that the misrepresentation in question constitutes a breach of the Warranties.

(b) The Buyer acknowledges that the Buyer's solicitors have explained to it the effect of clause 7.4(a) above and the Buyer accepts that clause 7.4(a) above is reasonable in all the circumstances.

(c) The Sellers will indemnify the Buyer against all damages, costs, expenses or other liabilities which the Buyer may be awarded or may incur either before or after the commencement of any action in connection with:

(i) the settlement of any claim that any of the Warranties set out in Section 3.2(a), (b) and (c) are untrue or misleading or have been breached or that any sum is payable under clause 7.3.

(ii) the enforcement of any such settlement or judgment.

(d) Without limiting the rights of the Buyer Parties or their ability to claim damages on any basis, if there is a breach of any of the Warranties or any of the Warranties is untrue or misleading, and:-

(i) the Company incurs or becomes subject to a liability or an increase in any liability which it would not have incurred or been subject to had the breach not occurred; or

(ii) the value of any asset of the Company is less or becomes less than the value would have been had the breach not occurred,

then the Sellers undertake to the Buyer (for itself and as trustee of the benefit of this paragraph (d) for the Company) to pay to the Buyer (as the Buyer elects) in cash on demand a sum equal to:-

(iii) the liability or increased liability or, the reduction in the value of the asset (as appropriate); or

(iv) the reduction in the value of the Shares caused by the breach.

SECTION 7.5. Exclusion of limitations in case of fraudulent or negligent non-disclosure

None of the limitations contained in Article 7 apply to any Claim where there has been fraud or negligent non-disclosure on the part of the Sellers.

SECTION 7.6: Representative of the Sellers

The Sellers agree that David Zelkha will act as their representative in giving instructions and requests for action under this section and the Buyer Parties shall be entitled to rely on the instructions and requests given by David Zelkha alone.

ARTICLE 8

MISCELLANEOUS

SECTION 8.1. Entire Agreement; Assignment; Amendments and Waivers.

(a) This Agreement (including the Warrantors Disclosure Schedule), and the Related Agreements constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

(b) Neither party may assign, transfer, sub-licence or otherwise dispose of its rights or obligations under this Agreement in whole or part without the prior written consent of the other party which may be granted or withheld in that party’s sold discretion; provided, however, that Buyer may assign any or all of its rights and obligations under this Agreement to any subsidiary of Buyer.

(c) This Agreement may not be amended or modified, and any of the terms, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, or warranty of this Agreement.

SECTION 8.2. Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

SECTION 8.3. Notices.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by facsimile or by first class pre-paid recorded delivery post (air mail if overseas) to each other party as follows:

if to Buyer or Acquisition Sub:	Nu Horizons Electronics Corp. 70 Maxess Road Melville, NY 11747 Fax: (631) 396-5060 Attention: Arthur Nadata, Chairman

with a copy to:	Farrell Fritz, P.C. 1320 Reckson Plaza Uniondale, NY 11556-1320 Fax: (516) 336-2778 Attention: Nancy D. Lieberman, Esq.

and Pinsent Masons 1 Park Row Leeds LS1 5AB Attention: Andrew Black, Esq.

if to Sellers to:	David Zelkha 35 Albion Street London W2 2AX

Fax: + 44 207 638 7674 Attention: David Zelkha

with a copy to:	Fladgate Fielder 25 North Row London WIK 6DS Fax: 44 20 7629 4414 Attention: Jeff McGeachie, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(b) Subject to (c), any notice or other communication shall be deemed to have been served:-

(i) if delivered personally, when left at the address referred to in Clause 8.3(a);

(ii) if sent by pre-paid recorded delivery post (other than air mail), two days after posting it; or

(iii) if sent by air mail, six days after posting it.

(c) If a notice is given or deemed given at a time or on a date which is not a Business Day, it shall be deemed to have been given on the next Business Day.

SECTION 8.4. Governing Law, Forum Selection, Jurisdiction.

(a) this Agreement shall be governed by and construed in accordance with the laws of England and Wales without regard or giving effect to the principles of conflicts of law thereof.

(b) all disputes or controversies (whether of law of fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be decided by arbitration by the International Centre for Dispute Resolution (“ICDR”) of the American Arbitration Association (the “Association”) in accordance with the rules and regulations of the ICDR, except that either party shall have the right to seek equitable relief independently, including, but not limited to, temporary restraining orders, provisional and/or permanent injunctive relief, specific performance or any other equitable remedy as may be appropriate to enforce or prevent the violation of, any of the terms and conditions of this Agreements.

In the event a dispute or controversy arises and the same cannot be resolved prior to the elapse of any prescribed negotiation period, either party may then submit the dispute to the ICDR located at 1633 Broadway, New York, N. Y. for arbitration in accordance with, and subject to, the rules of the ICDR then in effect, and, specifically, those procedures relating to Large, Complex Disputes. The parties agree that the arbitration shall be conducted before three (3) arbitrators selected in accordance with the ICDR Rules. Additionally, the parties agree that prior to the conduct of hearings, they will cooperate in the exchange of documents, exhibits and information pursuant to detailed demands therefor, and such other discovery, including a limited number of depositions, as they may agree upon in writing or the arbitrators may deem appropriate in the circumstances after a Preliminary Hearing before them is held. The decision of a majority of the arbitrators shall be binding upon all parties, and a judgment or decree upon the decision rendered by the arbitrators may be entered in any court of competent jurisdiction. Each party required to participate shall be responsible for its pro rata share of the fees and costs of arbitration, including, but not limited to, the cost of a full stenographic record of the proceedings which the parties hereby agree in advance will be required; provided, however, that the arbitrators shall be authorized, but not required, to award legal fees and costs to the prevailing party, based upon their consideration of the merits of the claims, the merits of the defences, and the results obtained from the arbitration.

At the request of either the Buyer or the Seller, arbitration proceedings shall be conducted confidentially, in which case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the ICDR, the parties and their respective attorneys and experts, each of whom shall agree in writing to receive such information confidentially and to maintain such information in confidence. Hearings in the arbitration proceeding must be scheduled to commence actually on a date within one hundred twenty (120) days after the selection of the arbitrators. Such Hearings must be concluded within ninety (90) days thereafter (the “Hearing Period”), absent agreement by the parties in writing to extend the Hearing Period for an additional period not to exceed sixty (60) days.

The Arbitrators shall be required to issue a reasoned award within sixty (60) days after the close of the Hearings and the submission of Post Hearing Memoranda, if any.

(c) Except with respect to the matters to be resolved through arbitration pursuant to Section 8.4(b), each of the parties irrevocably agrees that the Courts of England and Wales shall have exclusive jurisdiction to hear and determine any suit, claim, proceeding or action relating to or arising in connection with equitable matters as provided in Section 8.4(b) above and for such limited purpose irrevocably submits to the jurisdiction of such Courts with respect thereto. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

SECTION 8.5. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND UNDERTAKES THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF, OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 8.6. Interpretation.

(a) In this Agreement, reference to:-

(i) a Clause or Schedule is a reference to a clause of or schedule to this Agreement;

(ii) a document "in the agreed form" is a reference to a document in the form approved and, for the purposes of identification only, signed by or on behalf of the Buyer, the Acquisition Sub and the Sellers;

(iii) a statutory provision includes a reference to that provision as modified, replaced, amended and/or re-enacted from time to time (before or after the date of this Agreement) and any prior or subsequent subordinate legislation made under it and, where the context so requires, references to an Article of the EC Treaty shall include a reference to the equivalent Article in the EC Treaty prior to its re-numbering by the Treaty of Amsterdam;

(iv) "costs" includes a reference to costs, charges and expenses of every description;

(v) a "subsidiary", "holding company" and "body corporate" has the respective meaning set out in sections 736 and 740 of CA 1985;

(vi) a "company" has the meaning set out in section 735 of CA 1985;

(vii) a "subsidiary undertaking" or a "parent undertaking" has the meaning set out in sections 258 and 259 of CA 1985;

(viii) a "group undertaking" has the meaning set out in section 259 of CA 1985;

(ix) the singular includes the plural and vice versa and reference to any gender includes the other gender.

(b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c) The Schedules form part of this Agreement and shall be interpreted and construed as though they were set out in this Agreement.

(d) In construing this Agreement the ejusdem generis principle shall not apply and general words are not to be given a restrictive meaning because they are followed by particular examples intended to be embraced by the general words.

(e) Any agreement, warranty, indemnity or undertaking on the part of two or more persons shall, except where the contrary is stated, be deemed to be given or made by such persons jointly and severally.

SECTION 8.7. Third Party Rights. Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement provided that this does not affect any right or remedy of the third party which exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party save as expressly provided in this Agreement.

SECTION 8.8. Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of any Seller or Buyer or any officer, director, employee, agent, representative or investor of any party hereto, except in the event of actual fraud or wilful misconduct by such Person.

SECTION 8.9. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements hereunder, including its failure to take all actions as are necessary on its part to the consummation of the transactions contemplated hereby, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder without the requirement of posting a bond.

SECTION 8.10 Disclosure Generally. If and to the extent any information required to be furnished in any section of the Warrantors Disclosure Schedule is contained in this Agreement or disclosed in any section of the Warrantors Disclosure Schedule, such information shall be deemed to be included in any other section of the Warrantors Disclosure Schedule to the extent that such disclosure is specifically identified in such other section.

SECTION 8.11 Authority of Buyer.

Acquisition Sub hereby authorizes Buyer to take any action on behalf Acquisition Sub under this Agreement and any action so taken by Buyer on Acquisition Sub's behalf shall for all purposes herein be deemed to have been taken by Acquisition Sub and shall be binding upon Acquisition Sub for purposes hereof.

SECTION 8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.13 Costs. The Buyer Parties and the Sellers shall pay their own costs in relation to the negotiation, preparation, execution and implementation of this Agreement, the Warrantors Disclosure Schedule and each of the Related Agreements. For the avoidance of doubt, the Sellers acknowledge that their own costs in relation to such matters are to be met by them as individuals and not by the Company and hereby confirm to the Buyer Parties that the Company has not paid any such costs to date.

[signatures on following page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as a deed on its behalf as of the day and year first above written.

Executed as a Deed (but not delivered until dated) by: NU HORIZONS ELECTRONICS CORP.

Acting by Kurt Freudenberg

s/Kurt Freudenberg

Authorised Signatory

Executed as a Deed (but not delivered until dated) by: NU HORIZONS ELECTRONICS EUROPE LIMITED

Acting by two Directors or a Director and the Secretary

Arthur Nadata	Director

Kurt Freudenberg	Director/Secretary

Executed as a deed by:

s/Anthony Frere
Name: Anthony Frere

As witnessed by s/AD Eden

Name A D Eden

Address 40 John Shelton Drive Coventry

Occupation Franchise Manager

Executed as a deed by:

s/Geoffrey Rose
Name: Geoffrey Rose

As witnessed by s/ Ben Clarke

Name Ben Clarke

Address 16 Stirling Ave, Leanington SPA

Occupation Franchise Manager

Executed as a deed by:

s/David Soloman Zelkha
Name: David Soloman Zelkha

As witnessed by s/ A B Frere

Name A B Frere

Address Holly House The Poplars Gatnry Leanington SPA

Occupation Director

Executed as a deed by:

s/Gerard Patrick Hewitt
Name: Gerard Patrick Hewitt

As witnessed by s/ AD Eden

Name AD Eden

Address 40 John Shelton Drive, Coventry

Occupation Franchising Manager

Executed as a deed by:

s/Matthew Humphreys
Name: Matthew Humphreys

As witnessed by Bernard Rondeau

Name Bernard Rondeua

Address [illegible]

Occupation public relations

Executed as a deed by:

s/Stephen Price
Name: Stephen Price

As witnessed by Catalina Bauza

Name Catalina Bauza

Address Apts Binimar Calan Forcat

Occupation Receptionist

Schedule A

SELLERS

(1)	(2)	(3)

Names and Addresses of Sellers	Number and Class of Shares	Total Consideration

Anthony Frere Holly House The Poplars Eathorpe Leamington Spa Warwickshire CV33 9DE	3167 Ordinary

Geoffrey Rose Roseden 214 Hinckley Road Nuneaton Warwickshire CV11 6LW	666 Ordinary

David Soloman Zelkha 35 Albion Street London W2 2AX	3167 Ordinary

Gerard Patrick Hewitt 126 Loxley Road Stratford Upon Avon Warwickshire CV37 7DS	70 B Ordinary

Matthew Humphreys 2 Towerview Crescent Nuneaton Warwickshire CV10 8PP	70 B Ordinary

Stephen Price 4 Spring Lane Yielden Bedfordshire MK44 1AT	70 B Ordinary

Schedule 2.4

Sellers Closing Deliveries
(a) duly executed stock transfer forms into the name of Acquisition Sub or its nominee in respect of all of the Shares together with the share certificates for all of the Shares (or an express indemnity in a form satisfactory to the Buyer Parties in the case of any missing certificate);

(b) the Certificates of Incorporation, Common Seal, Share Register and Share Certificate Book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to but not including Closing) of the Company;

(c) powers of attorney from each of the Sellers in respect of voting rights attached to the Shares in the agreed form duly executed by Sellers;

(d) a written resolution in the agreed form signed by each of the Sellers inter alia adopting new articles of association for the Company together with a notice in the agreed form signed by each of the Sellers appointing Arthur Stanley Nadata and Charles David Bowers as directors of the Company in terms of Article 24 of such new articles of association.
(e) letter of resignation from the company secretary of the Company in the agreed form;

(f) the Employment Agreements duly executed by the relevant Seller;

(g) a declaration from each of the Sellers in the agreed form duly executed by the respective Sellers;

(h) board minutes of the Company in the agreed form approving the registration of the transfers referred to in paragraph (a) above (subject only to due stamping) and the execution of the documents referred to in paragraph (e) above. Revoking all existing authorities to bankers regarding the operation of the Company’s bank accounts and give authority in favour of the persons nominated by the Acquisition Sub to operate such accounts, change the Company's registered office address as the Buyer directs and change the Company's accounting reference date as the Buyer directs;

(i) a letter of resignation from the auditors of the Company accompanied by a statement under section 394 of CA 1985 in the agreed form together with evidence that any letter required by CA 1985 to be deposited by the auditors at the registered office of the Company has been so delivered pending which the resignation is not effective;

(j) bank statements together with certificates from Barclays Bank certifying the current and deposit account balances of the Company at the close of business on the Business Day preceding Closing; and

(k) the cash book balances of the Company as at Closing with reconciliation statements reconciling such cash book balances with the certificates referred to in (j).

Schedule 2.5

Buyer Closing Deliveries

(a) the Initial Purchase Price;

(b) the Employment Agreements duly executed by the Company;

(c) deliver to the Sellers a copy, certified to be a true copy by a director or secretary of the Acquisition Sub, of a resolution of the Acquisition Sub board of directors (or an authorized committee of that board) authorizing the execution and completion of this Agreement and the Related Agreements; and

(d) deliver to the Sellers a copy, certified to be a true copy by a director or secretary of the Buyer, of a resolution of the Buyer board of directors (or an authorized committee of that board) authorizing the execution and completion of this Agreement and the Related Agreements.